Residential Asset Securitization Trust 2007-A3
Issuing Entity

Final Term Sheet

$366,188,961 (Approximate)

IndyMac MBS, Inc.
Depositor

Sponsor, Seller and Servicer

          This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

          The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus . Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus .. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

          THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

          This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

          The information in this free writing prospectus , if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED FEBRUARY 27, 2007

Residential Asset Securitization Trust 2007-A3

Distributions payable monthly on the 25th day of the month, beginning March 26, 2007

The following classes of certificates are offered pursuant to this free writing prospectus:

Class	Initial Class Certificate Balance / Initial Notional Amount (1)	Pass-Through Rate (2)	Class	Initial Class Certificate Balance / Initial Notional Amount (1)	Pass-Through Rate (2)

Class 1-A-1	$49,980,769	Floating	Class A-R	$100	5.75%
Class 1-A-2	$6,519,231	Floating	Class B-1	$9,606,000	Variable
Class 1-A-3	$95,565,000	5.75%	Class B-1IO	$9,606,000 (3)	0.3937%
Class 1-A-4	$16,864,000	5.75%	Class B-2	$4,271,000	Variable
Class 2-A-1	$179,406,000	Floating	Class B-2IO	$4,271,000(3)	0.1437%
Class 2-A-2	$179,406,000 (3)	Floating	Class B-3	$3,157,000	Variable
Class PO	$819,861	(4)

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)

The classes of certificates offered by this free writing prospectus, together with their pass-through rates and initial ratings, are listed in the tables under “Summary — Description of the Certificates” in this free writing prospectus. The tables also show the index used to calculate the pass-through rates for the Class 1-A-1, Class 1-A-2, Class 2-A-1 and Class 2-A-2 Certificates.

(3)

The Class 2-A-2, Class B-1IO and Class B-2IO Certificates are interest only, notional amount certificates. The initial notional amounts for the notional amount certificates are set forth in the table above but are not included in the aggregate class certificate balance of the certificates offered.

(4)	The Class PO Certificates are principal only certificates and will not bear interest.

Summary

This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of an offering of the certificates, carefully read this free writing prospectus.

While this summary contains an overview of certain calculations, cash flow priorities and other information to aid your understanding, you should read carefully the full description of these calculations, cash flow priorities and other information in this free writing prospectus before making any investment decisions.

Issuing Entity

Residential Asset Securitization Trust 2007-A3, a common law trust formed under the laws of the State of New York.

Depositor

IndyMac MBS, Inc., a Delaware corporation, and a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (800) 669-2300.

Sponsor, Seller and Servicer

IndyMac Bank, F.S.B., a federal savings bank. Its principal executive offices are located at 888 East Walnut Street, Pasadena, California 91101, and its telephone number is (800) 669-2300.

Trustee

Deutsche Bank National Trust Company, a national banking association. The corporate trust office of the trustee is located (i) for purposes of certificate transfers, at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Transfer Unit and (ii) for all other purposes, at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration IN0703, and its telephone number is (714) 247-6000.

Pooling and Servicing Agreement

The pooling and servicing agreement dated as of February 1, 2007 among the seller, the servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of February 1, 2007 and the origination date of that mortgage loan.

Closing Date

On or about February 27, 2007.

The Mortgage Loans

The mortgage loans are divided into two mortgage pools: mortgage pool A and mortgage pool B, which will each consist primarily of 30-year conventional, fixed rate mortgage loans secured by first liens on one-to-four family residential properties. The mortgage pools were sorted generally on the basis of whether the related mortgage loans are subject to the payment of a hard prepayment charge (which require the payment of a prepayment charge in connection with any prepayment, regardless of the reason for that prepayment) or a soft prepayment charge (which only require the payment of a prepayment charge if the mortgagor prepays the mortgage loan for a reason other than selling the mortgaged property). Some of the mortgage loans in each mortgage pool will require no prepayment charges in the connection with prepayments. The mortgage pools will be divided into three collateral allocation groups as described below.

Collateral Allocation Groups

In order to facilitate the structuring of the certificates, each mortgage loan, or portion thereof, has been assigned to multiple “collateral allocation groups” based on the mortgage loan’s net mortgage rate. Each collateral group, in turn, has been designed to support the payment of a separate group of certificates (with respect to collateral allocation group 1, the group 1 senior certificates, with respect to collateral allocation group 2, the group 2 senior certificates and with respect to collateral allocation group PO, the Class PO Certificates). Therefore, each collateral allocation group will consist of a specified percentage (ranging from 0% to 100%) of the principal balance of each mortgage loan. To the extent that the specified percentage of any mortgage loan in a collateral allocation group is not 0% or 100%, the allocation between two collateral allocation groups will result in the treatment of that mortgage loan as if the mortgage loan were two separate mortgage loans bearing interest at two different effective adjusted net mortgage rates, one higher than and one lower than the actual adjusted net mortgage rate of the mortgage loan.

Collateral allocation group 1 consists of mortgage loans in mortgage pool A and mortgage pool B that have been stripped to a designated rate of 5.75%. Collateral allocation group 2 consists of mortgage loans in mortgage pool A and mortgage pool B that have been stripped to a designated rate of 7.00%. Collateral allocation group PO consists of discount mortgage loans in mortgage pool A and mortgage pool B that have been stripped to a designated rate of 0.00%.

Mortgage Loan Characteristics

The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the issuing entity. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the depositor expects that the applicable fraction of the mortgage loans in collateral allocation group PO will have the following characteristics:

Contributed Current Principal Balance	$819,861

Weighted Average Mortgage Rate	5.689%

Range of Mortgage Rates	5.250% to 7.250%

Average Contributed Principal Balance	$243,690

Range of Outstanding Principal Balances	$94,400 to $544,000

Weighted Average Original Loan-to-Value Ratio	72.05%

Weighted Average Original Term to Maturity	360 months

Weighted Average Credit Bureau Risk Score	717

Weighted Average Remaining Term to Stated Maturity	358 months

Geographic Concentrations in excess of 10%:

California	36.00%

Florida	12.77%

As of the cut-off date, the depositor expects that the applicable fraction of the mortgage loans in collateral allocation group 1 will have the following characteristics:

Contributed Current Principal Balance	$179,711,651

Weighted Average Mortgage Rate	6.457%

Range of Mortgage Rates	5.250% to 8.500%

Average Contributed Principal Balance	$283,365

Range of Outstanding Principal Balances	$44,961 to $1,500,000

Weighted Average Original Loan-to-Value Ratio	71.12%

Weighted Average Original Term to Maturity	360 months

Weighted Average Credit Bureau Risk Score	711

Weighted Average Remaining Term to Stated Maturity	358 months

Geographic Concentrations in excess of 10%:

California	47.51%

As of the cut-off date, the depositor expects that the applicable fraction of the mortgage loans in collateral allocation group 2 will have the following characteristics:

Contributed Current Principal Balance	$190,856,625

Weighted Average Mortgage Rate	6.839%

Range of Mortgage Rates	6.125% to 8.500%

Average Contributed Principal Balance	$255,349

Range of Outstanding Principal Balances	$44,961 to $1,500,000

Weighted Average Original Loan-to-Value Ratio	74.08%

Weighted Average Original Term to Maturity	360 months

Weighted Average Credit Bureau Risk Score	696

Weighted Average Remaining Term to Stated Maturity	358 months

Geographic Concentrations in excess of 10%:

California	34.33%

Florida	11.91%

As of the cut-off date, the depositor expects that the mortgage loans in the aggregate will have the following characteristics:

Aggregate Current Principal Balance	$371,388,138

Weighted Average Mortgage Rate	6.651%

Range of Mortgage Rates	5.250% to 8.500%

Average Current Principal Balance	$268,150

Range of Outstanding Principal Balances	$44,961 to $1,500,000

Weighted Average Original Loan-to-Value Ratio	72.64%

Weighted Average Original Term to Maturity	360 months

Non-Zero Weighted Average Credit Bureau Risk Score	703

Weighted Average Remaining Term to Stated Maturity	358 months

Geographic Concentrations in excess of 10%:

California	40.71%

Florida	10.18%

          Description of the Certificates

          The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance / Initial Notional Amount (1)	Type	Final Scheduled Distribution Date (2)	Modeled Final Distribution Date	Initial Rating (S&P/ Fitch)(3)

Offered Certificates
1-A-1	$49,980,769	Senior/Floating Pass-Through Rate	April 2037	February 2037	AAA/AAA
1-A-2	$6,519,231	Senior/Inverse Floating Pass-Through Rate	April 2037	February 2037	AAA/AAA
1-A-3	$95,565,000	Senior/Fixed Pass-Through Rate	April 2037	February 2037	AAA/AAA
1-A-4	$16,864,000	Senior/Fixed Pass-Through Rate/ NAS	April 2037	February 2037	AAA/AAA
2-A-1	$179,406,000	Senior/Floating Pass-Through Rate	April 2037	February 2037	AAA/AAA
2-A-2	$179,406,000	Senior/Inverse Floating Pass-Through Rate/Interest Only/ Notional Amount/Component (4)	April 2037	February 2037	AAA/AAA
PO	$819,861	Senior/Principal Only	April 2037	February 2037	AAA/AAA
A-R	$100	Senior/REMIC Residual	April 2037	March 2007	AAA/AAA
B-1	$9,606,000	Subordinate/Variable Rate	April 2037	February 2037	NR/AA
B-1IO	$9,606,000	Subordinate/Interest Only/ Notional Amount/Fixed Rate	April 2037	February 2037	NR/AA
B-2	$4,271,000	Subordinate/Variable Rate	April 2037	February 2037	NR/A
B-2IO	$4,271,000	Subordinate/Interest Only/ Notional Amount/Fixed Rate	April 2037	February 2037	NR/A
B-3	$3,157,000	Subordinate/Variable Rate	April 2037	February 2037	NR/BBB
Non-Offered Certificates (5)
B-4	$2,042,000	Subordinate/Variable Rate	April 2037	February 2037	NR/BB
B-5	$1,672,000	Subordinate/Variable Rate	April 2037	February 2037	NR/B

Class	Initial Class Certificate Balance / Initial Notional Amount (1)	Type	Final Scheduled Distribution Date (2)	Modeled Final Distribution Date	Initial Rating (S&P/ Fitch)(3)

B-6	$1,485,177	Subordinate/Variable Rate	April 2037	February 2037	NR/NR

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The final scheduled distribution date is the distribution date in the month after the month of the latest stated maturity date of any Mortgage Loan.

(3)

The offered certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch”), except where otherwise noted. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(4)	The Class 2-A-2 Certificates will also be entitled to receive all prepayment charges collected on the mortgage loans.

(5)

The Class B-4, Class B-5 and Class B-6 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-4, Class B-5 and Class B-6 Certificates is provided only to permit a better understanding of the offered certificates.

     The certificates will also have the following characteristics:

Class	Related Collateral Allocation Group	Initial Pass-Through Rate (1)	Pass-Through Rate	Interest Accrual Period	Interest Accrual Convention

Offered Certificates
1-A-1	1	5.7700% (5)	LIBOR + 0.45%	(4)	30/360 (3)
1-A-2	1	5.5967% (5)	46.3833317% - (LIBOR X 7.66666636)	(4)	30/360 (3)
1-A-3	1	5.7500%	5.75%	calendar month (2)	30/360 (3)
1-A-4	1	5.7500%	5.75%	calendar month (2)	30/360 (3)
2-A-1	2	5.6300% (5)	LIBOR + 0.31%	(4)	30/360 (3)
2-A-2	2	1.3700% (5)	6.69% - LIBOR	(4)	30/360 (3)
PO	PO	(6)	(6)	N/A	N/A
A-R	1	5.7500%	5.75%	calendar month (2)	30/360 (3)
B-1	1 and 2	6.0001%	(7)	calendar month (2)	30/360 (3)
B-1IO	1 and 2	0.3937%	0.3937%	calendar month (2)	30/360 (3)
B-2	1 and 2	6.2501%	(8)	calendar month (2)	30/360 (3)
B-2IO	1 and 2	0.1437%	0.1437%	calendar month (2)	30/360 (3)
B-3	1 and 2	6.3938%	(9)	calendar month (2)	30/360 (3)
Non-Offered Certificates
B-4	1 and 2	6.3938%	(9)	calendar month (2)	30/360 (3)
B-5	1 and 2	6.3938%	(9)	calendar month (2)	30/360 (3)
B-6	1 and 2	6.3938%	(9)	calendar month (2)	30/360 (3)

(1)	Reflects the expected pass-through rate as of the closing date.

(2)	The interest accrual period for any distribution date will be the calendar month preceding that distribution date.

(3)	Interest accrues at the rate specified in this table based on a 360-day year that consists of twelve 30-day months.

(4)

The interest accrual period for any distribution date will be the period beginning on the distribution date in the calendar month preceding the month in which the related distribution date occurs (or, in the case of the first distribution date, beginning on February 25, 2007) and ending on the day immediately preceding the related distribution date.

(5)	The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to an interest rate cap.

(6)	The Class PO Certificates are not entitled to any distributions of interest.

(7)

The pass-through rate for this class of subordinated certificates for the interest accrual period for any distribution date will equal the Weighted Average Rate minus the pass-through rate on the Class B-1IO Certificates. The pass-through rate for this class of certificates for the interest accrual period for the first distribution date is expected to be approximately 6.0001%.

(8)

The pass-through rate for this class of subordinated certificates for the interest accrual period for any distribution date will equal the Weighted Average Rate minus the pass-through rate on the Class B-2IO Certificates. The pass-through rate for this class of certificates for the interest accrual period for the first distribution date is expected to be approximately 6.2501%.

(9)

The pass-through rate for this class of subordinated certificates for the interest accrual period related to each distribution date will be the “Weighted Average Rate” which is a per annum rate equal to the sum of:

•

5.75% multiplied by the excess of the sum of the related applicable fraction for collateral allocation group 1 of the aggregate stated principal balance of each mortgage loan included in collateral allocation group 1 as of the due date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior date) over the aggregate class certificate balance of the group 1 senior certificates immediately prior to that distribution date; and

•

7.00% multiplied by the excess of the sum of the related applicable fraction for collateral allocation group 2 of the aggregate stated principal balance of each mortgage loan included in collateral allocation group 2 as of the due date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior date) over the aggregate class certificate balance of the group 2 senior certificates immediately prior to that distribution date; and

divided by the aggregate class certificate balance of the subordinated certificates immediately prior to that distribution date. The pass-through rate for this class of certificates for the interest accrual period for the first distribution date is expected to be approximately 6.3938%.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates:

Senior Certificates	Group 1 Senior Certificates, Group 2 Senior Certificates and Principal-Only Certificates

Subordinated Certificates	Class B-1, Class B-1IO, Class B- 2, Class B-2IO, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates

LIBOR Certificates	Class 1-A-1, Class 1-A-2, Class 2-A-1 and Class 2-A-2 Certificates

Notional Amount Certificates	Class 2-A-2, Class B-1IO and Class B-2IO Certificates

Principal-Only Certificates	Class PO Certificates

Group 1 Senior Certificates	Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4 and Class A- R Certificates

Group 2 Senior Certificates	Class 2-A-1 and Class 2-A-2 Certificates

Offered Certificates	Senior Certificates, Class B-1, Class B-1IO, Class B-2, Class B- 2IO and Class B-3 Certificates

Record Date

The record date (x) for the LIBOR Certificates, so long as such certificates are book-entry certificates, is the business day immediately prior to that distribution date and (y) for any other class of certificates and any definitive certificates, is the last business day of the month immediately preceding the month of that distribution date.

Denominations

Offered Certificates (other than the Class A-R Certificates):

$100,000 and multiples of $1,000 in excess thereof.

Class A-R Certificates:

$100.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on March 26, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available for the related collateral allocation group, each interest-bearing class of certificates will be entitled to receive:

•

interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or notional amount, as applicable, immediately prior to that distribution date; plus

•	any interest remaining unpaid from prior distribution dates; minus

•	any net interest shortfalls allocated to that class for that distribution date.

The Class PO Certificates do not bear interest.

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The servicer is required to reduce its servicing compensation to offset this shortfall but the reduction for any distribution date is limited to an amount equal to the product of one-twelfth of 0.125% multiplied by the pool balance as of the first day of the prior month. If the aggregate amount of interest shortfalls resulting from prepayments on the mortgage loans exceeds the amount of the reduction in the servicer’s servicing compensation, the interest entitlement for each related class of certificates will be reduced proportionately by the amount of this excess.

Allocation of Net Interest Shortfalls

For any distribution date, the interest entitlement for each interest-bearing class of certificates will be reduced by the amount of net interest shortfalls experienced by the mortgage loans in the related collateral allocation group or collateral allocation groups resulting from:

•	prepayments on the mortgage loans; and

•	reductions in the mortgage rate on the related mortgage loans due to Servicemembers Civil Relief Act reductions or debt service reductions.

Net interest shortfalls for a collateral allocation group on any distribution date will be allocated pro rata among all related interest-bearing classes of certificates, based on their respective interest entitlements (or, in the case of the subordinated certificates (other than the notional amount certificates), based on interest accrued on each such subordinated class’s share of the applicable assumed balance), in each case before taking into account any reduction in the interest entitlements due to shortfalls.

If on any distribution date, available funds for a collateral allocation group are not sufficient to make a full distribution of the interest entitlement on the related classes of certificates in the order described below under “— Priority of Distributions Among Certificates,” interest will be distributed on each interest-bearing class of related certificates of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates will be entitled to receive on the next distribution date.

Principal Distributions

Collateral Allocation Group PO

Principal collections with respect to collateral allocation group PO will be allocated to the Class PO Certificates.

Collateral Allocation Group 1

Principal collections with respect to collateral allocation group 1 will be allocated to the group 1 senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•

in the case of scheduled principal collections for collateral allocation group 1, the amount allocated to the group 1 senior certificates is based on the ratio of the aggregate class certificate balance of the group 1 senior certificates to the aggregate of the related applicable fraction for collateral allocation group 1 of the stated principal balance for each mortgage loan and

•

in the case of principal prepayments for collateral allocation group 1, the amount allocated to the group 1 senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage will step down as described in this free writing prospectus.

Collateral Allocation Group 2

Principal collections with respect to collateral allocation group 2 will be allocated to the group 2 senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•

in the case of scheduled principal collections for collateral allocation group 2, the amount allocated to the group 2 senior certificates is based on the ratio of its class certificate balance to the aggregate of the related applicable fraction for collateral allocation group 2 of the stated principal balance of each mortgage loan and

•	in the case of principal prepayments for collateral allocation group 2, the amount allocated to the group 2 senior certificates is based on a fixed percentage (equal to 100%)

until the fifth anniversary of the first distribution date, at which time the percentage will step down as described in this free writing prospectus.

Notwithstanding the foregoing, no decrease in the senior prepayment percentage of any collateral allocation group (other than collateral allocation group PO) will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied with respect to each collateral allocation group (other than collateral allocation group PO).

General

Principal will be distributed on each class of certificates entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The notional amount certificates do not have class certificate balances and are not entitled to any distributions of principal but will bear interest during each interest accrual period on their respective notional amounts.

Amounts Available for Distributions on the Certificates

General

The amount available for distributions on the certificates on any distribution date will be calculated for each collateral allocation group and generally consists of the following with respect to the applicable fraction for the related collateral allocation group of the following amounts (after the fees and expenses described under the next heading are subtracted):

•	all scheduled installments of interest and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•

all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the servicer’s normal servicing procedures;

•

net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loans, plus accrued interest);

•	subsequent recoveries on the mortgage loans;

•

partial or full prepayments with respect to the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayment, other than certain excess amounts payable to the servicer and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loans purchased by the seller or the servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the servicing fee and additional servicing compensation due to the servicer;

•	lender-paid mortgage insurance premiums, if any;

•

the amounts in reimbursement for advances previously made and other amounts as to which the servicer and the trustee are entitled to be reimbursed from the certificate account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class 2-A-2-P1 and Class 2-A-2-P2 Components); and

•	all other amounts for which the depositor, the seller or the servicer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Servicing Fee

The servicer will be paid a monthly fee (referred to as the servicing fee) with respect to each mortgage loan. The servicing fee for a mortgage loan will equal one-twelfth of the stated principal balance of such mortgage loan multiplied by the servicing fee rate. The servicing fee rate for each mortgage loan will be 0.250% per annum. The amount of the servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.

Additional Servicing Compensation

The servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all investment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Distributions

The servicing fee and the additional servicing compensation described above will be paid to the servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions Among Certificates

In general, on any distribution date, available funds for each collateral allocation group will be distributed in the following order:

•	to interest on each interest-bearing class of senior certificates related to that collateral allocation group, pro rata, based on their respective interest distribution amounts;

•

to principal of the classes of senior certificates related to that collateral allocation group then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

•

to any deferred amounts payable to the Class PO Certificates, but only from amounts that would otherwise be distributed on that distribution date as principal to the classes of subordinated certificates;

•

to interest on and then principal of the classes of subordinated certificates, in the order of their seniority, beginning with the Class B-1 Certificates, in each case subject to the limitations set forth below (except that interest distributions will be made on a pro rata basis to the Class B-1 and Class B-1IO Certificates, and interest distributions will be made on a pro rata basis to the Class B-2 and Class B-2IO Certificates); and

•	from any remaining available amounts to the Class A-R Certificates.

Priority of Distributions

Class PO Certificates

On each distribution date, the principal distribution amount for collateral allocation group PO will be distributed to the Class PO Certificates.

Group 1 Senior Certificates

On each distribution date, the principal amount related to collateral allocation group 1, up to the amount of the senior principal distribution amount for collateral allocation group 1 will be distributed as principal of the following classes of group 1 senior certificates, concurrently:

(a) 33.4459841436437%, concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero; and

(b) 66.5540158563563% in the following priority:

(i) to the Class A-R Certificates, until its class certificate balance is reduced to zero;

(ii) to the Class 1-A-4 Certificates, the Priority Amount, until its class certificate balance is reduced to zero;

(iii) to the Class 1-A-3 Certificates, until its class certificate balance is reduced to zero; and

(iv) to the Class 1-A-4 Certificates, without regard to the Priority Amount, until its class certificate balance is reduced to zero.

Group 2 Senior Certificates

On each distribution date, the principal amount related to collateral allocation group 2, up to the amount of the senior principal distribution amount for collateral allocation group 2, will be distributed as principal to the Class 2-A-1 Certificates, until its class certificate balance is reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger

On each distribution date, with respect to each collateral allocation group (other than collateral allocation group PO) to the extent of available funds available therefor, the sum of the principal amount for collateral allocation group 1, up to the subordinated principal distribution amount for collateral allocation group 1 and (y) the principal amount for collateral allocation group 2, up to the subordinated principal distribution amount for collateral allocation group 2, will be distributed as principal of the classes of subordinated certificates in order of seniority, beginning with the Class B-1 Certificates, until their respective class certificate balances are reduced to zero. The Class B-1 Certificates will have a distribution priority over the Class B-2 Certificates. The Class B-2 Certificates will have a distribution priority over the Class B-3 Certificates. Each class of subordinated certificates (other than the notional amount certificates) will be entitled to receive its pro rata share of the subordinated principal distribution amount from all collateral allocation groups (based on its class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution) is less than the original applicable credit support percentage for that class of subordinated certificates (referred to as a “restricted class”), the restricted class will not receive distributions of partial principal prepayments and prepayments in full from any collateral allocation group. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans (other than the applicable fraction of any realized loss on a discount mortgage loan allocable to the Class PO Certificates) will be allocated to either or both of the collateral allocation group 1 and collateral allocation group 2 based on the related applicable fraction and further allocated as follows:

•

first, to the classes of subordinated certificates (other than the notional amount certificates) in the reverse order of their priority of distribution, beginning with the class of subordinated certificates outstanding with the lowest distribution priority until their respective class certificate balances are reduced to zero, and

•	second, concurrently to the senior certificates related to the applicable collateral allocation group (other than the notional amount certificates).

The related applicable fraction of any realized losses on a discount mortgage loan will be allocated to the Class PO Certificates; provided, however, that on or before the senior credit support depletion date, (i) those realized losses will be treated as Class PO deferred amounts and will be paid on the Class PO Certificates (to the extent funds are available from amounts otherwise allocable to the subordinated principal distribution amount for collateral allocation group 1 and collateral allocation group 2) before distributions of principal on the subordinated certificates and (ii) the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments of Class PO deferred amounts.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, each class of subordinated certificates will have a distribution priority over the class or classes of subordinated certificates with a higher numerical designation, if any.

Allocation of Losses

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans in a collateral allocation group first, to the subordinated certificates (other than the notional amount certificates), beginning with the class of subordinated certificates then outstanding with the lowest priority of distribution, and second to the related senior certificates (other than the notional amount certificates).

Additionally, as described above under “Priority of Distributions—Principal Distributions,” unless certain conditions are met, the senior prepayment percentage related to a collateral allocation group (other than collateral allocation group PO) (which determines the allocation of unscheduled payments of principal between the related senior certificates and the subordinated certificates) will exceed the related senior percentage (which represents such senior certificates’ pro rata percentage interest in the mortgage loans or portions thereof in that collateral allocation group). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates that receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

Cross-Collateralization

In certain limited circumstances, principal and interest collected from a collateral allocation group may be used to pay principal or interest, or both, to the senior certificates unrelated to that collateral allocation group.

Advances

The servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Required Repurchases, Substitutions or Purchases of Mortgage Loans

The seller will make certain representations and warranties relating to the mortgage loans pursuant to the pooling and servicing agreement. If with respect to any mortgage loan any of the representations and warranties are breached in any material respect as of the date made, or an uncured material document defect exists, the seller will be obligated to repurchase or substitute for the mortgage loan.

The servicer is permitted to modify any mortgage loan in lieu of refinancing at the request of the related mortgagor, provided that the servicer purchases the mortgage loan from the issuing entity immediately preceding the modification.

Optional Termination

The servicer may purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and real estate owned by the issuing entity declines below 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Tax Status

For federal income tax purposes, the issuing entity will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

Legal Investment

The senior certificates and the Class B-1 and Class B-1IO Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

Collateral Allocation Group PO

Mortgage Rates for the Mortgage Loans in Collateral Allocation Group PO (1)

Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

5.001 – 5.500	15	$294,824.91	35.96%	5.440%	709	$208,645.32	67.95%
5.501 – 6.000	56	495,372.22	60.42	5.772	724	280,767.89	73.24
6.501 – 7.000	3	29,285.44	3.57	6.790	686	159,612.60	93.16
7.001 – 7.500	1	378.50	0.05	7.250	632	108,818.68	87.40

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group PO was approximately 5.689% per annum. As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group PO net of the interest premium charged by the lender was approximately 5.394% per annum.

Current Principal Balances for the Mortgage Loans in Collateral Allocation Group PO (1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

50,000.01 – 100,000.00	3	$20,790.12	2.54%	5.552%	711	$95,634.53	72.19%
100,000.01 – 150,000.00	11	57,700.05	7.04	5.895	716	122,879.74	76.21
150,000.01 – 200,000.00	8	82,231.43	10.03	5.551	716	171,938.45	69.33
200,000.01 – 250,000.00	16	192,470.64	23.48	5.708	735	227,016.66	71.10
250,000.01 – 300,000.00	11	106,560.26	13.00	5.650	675	272,320.67	70.58
300,000.01 – 350,000.00	9	151,714.27	18.50	5.579	712	317,220.75	71.20
350,000.01 – 400,000.00	8	98,943.48	12.07	5.793	757	379,283.33	72.32
400,000.01 – 450,000.00	2	27,307.17	3.33	5.794	741	418,709.97	76.49
450,000.01 – 500,000.00	2	11,632.26	1.42	5.884	712	495,447.94	57.84
500,000.01 – 550,000.00	5	70,511.39	8.60	5.751	685	533,474.30	78.69

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the average contributed principal balance of the Mortgage Loans in collateral allocation group PO was approximately $243,690.

Original Loan-to-Value Ratios for the Mortgage Loans in Collateral Allocation Group PO (1)

Range of Original Loan-to- Value Ratios (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

30.01- 40.00	3	$26,150.23	3.19%	5.649%	724	$200,485.10	36.38%
40.01- 50.00	4	70,570.80	8.61	5.587	762	295,114.24	44.52
50.01- 60.00	9	69,335.75	8.46	5.748	694	245,341.89	55.67
60.01- 70.00	12	102,558.47	12.51	5.632	725	213,663.48	66.18
70.01- 80.00	41	476,233.62	58.09	5.664	721	254,492.87	79.32
80.01- 90.00	4	55,188.50	6.73	5.709	644	213,692.86	84.80
90.01- 100.00	2	19,823.70	2.42	6.750	709	193,197.11	94.66

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans in collateral allocation group PO was approximately 72.05%.

Original Term to Stated Maturity for the Mortgage Loans in Collateral Allocation Group PO (1)

Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

360	75	$819,861.07	100.00%	5.689%	717	$243,690.94	72.05%

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average original term to stated maturity of the Mortgage Loans in collateral allocation group PO was approximately 360 months.

Remaining Terms to Stated Maturity for the Mortgage Loans in Collateral Allocation Group PO (1)

Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

340	1	$2,077.20	0.25%	6.750%	794	$132,710.20	91.80%
355	1	378.50	0.05	7.250	632	108,818.68	87.40
356	3	19,504.62	2.38	6.681	706	215,676.11	92.83
357	13	188,541.83	23.00	5.573	708	240,914.56	76.47
358	33	378,918.08	46.22	5.625	742	217,877.90	70.61
359	15	147,635.10	18.01	5.800	701	377,289.69	68.67
360	9	82,805.74	10.10	5.781	656	242,306.87	69.14

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average remaining term to stated maturity of the Mortgage Loans in collateral allocation group PO was approximately 358 months.

Geographic Distribution of the Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group PO

State	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Alabama	2	$6,807.64	0.83%	6.142%	705	$182,064.73	83.60%
Arizona	8	74,822.20	9.13	5.667	730	215,113.82	69.49
California	26	295,121.90	36.00	5.700	724	338,038.03	64.35
Florida	9	104,702.17	12.77	5.665	755	209,404.35	78.00
Georgia	1	5,559.33	0.68	5.875	686	255,729.00	69.00
Hawaii	1	16,173.91	1.97	5.625	774	248,000.00	80.00
Iowa	1	17,746.50	2.16	6.750	699	204,084.75	95.00
Massachusetts	1	4,826.09	0.59	5.875	765	222,000.00	44.49
Michigan	6	54,257.51	6.62	5.633	728	166,389.69	77.41
Missouri	1	8,349.46	1.02	5.625	771	128,025.00	67.03
Nevada	3	68,351.15	8.34	5.470	675	314,415.30	80.00
New Jersey	1	31,300.44	3.82	5.375	632	287,964.03	83.48
New Mexico	1	5,848.78	0.71	5.875	746	269,043.99	80.00
New York	3	38,953.03	4.75	5.663	703	298,639.89	63.27
Ohio	1	9,461.74	1.15	6.875	638	117,000.00	90.00
Pennsylvania	3	21,639.37	2.64	5.487	676	139,023.87	75.32
South Carolina	2	18,469.57	2.25	5.667	753	212,400.00	79.56
Texas	1	6,952.91	0.85	5.875	677	319,833.79	80.00
Virginia	2	8,260.87	1.01	5.875	653	190,000.00	62.64
Washington	1	8,208.70	1.00	5.500	689	94,400.00	71.52
West Virginia	1	14,047.83	1.71	5.625	676	215,400.00	84.17

Total:	75	$819,861.07	100.00%

Mortgagors’ FICO Scores for the Mortgage Loans in Collateral Allocation Group PO (1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

620-625	2	$40,083.13	4.89%	5.446%	623	$307,304.00	76.87%
626-650	8	101,241.76	12.35	5.713	638	260,465.39	79.88
651-675	3	26,893.48	3.28	5.565	663	176,728.56	74.85
676-700	13	132,780.47	16.20	5.802	688	203,596.73	69.14
701-725	12	115,326.65	14.07	5.768	711	265,251.30	67.53
726-750	10	156,311.15	19.07	5.592	737	287,612.51	76.78
751-775	16	143,072.45	17.45	5.665	769	205,153.76	66.95
776-800	10	98,831.32	12.05	5.735	789	287,736.74	72.44
801-825	1	5,320.66	0.65	5.875	807	244,750.21	34.51

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans in collateral allocation group PO was approximately 717.

Types of Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group PO

Property Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Single Family Residence	37	$349,043.53	42.57%	5.727%	707	$203,859.86	71.94%
Planned Unit Development (PUD)	27	376,419.39	45.91	5.637	722	293,479.53	72.14
Low-rise Condominium	5	48,883.15	5.96	5.655	750	204,420.45	77.95
Two-Family Residence	5	37,525.86	4.58	5.875	731	345,237.95	64.98
Townhouse	1	7,989.13	0.97	5.875	681	367,500.00	70.00

Total:	75	$819,861.07	100.00%

Purposes of the Mortgage Loans in Collateral Allocation Group PO

Loan Purpose	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Purchase	32	$381,449.51	46.53%	5.725%	719	$279,762.08	77.83%
Refinance (Rate/Term)	24	279,611.01	34.10	5.636	713	208,394.46	69.72
Refinance (Cash Out)	19	158,800.55	19.37	5.697	721	240,924.32	62.28

Total:	75	$819,861.07	100.00%

Occupancy Types for the Mortgage Loans in Collateral Allocation Group PO (1)

Occupancy Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Primary Home	67	$742,529.51	90.57%	5.676%	712	$237,131.06	71.69%
Investment	7	75,254.36	9.18	5.796	769	346,170.04	75.07
Secondary Home	1	2,077.20	0.25	6.750	794	132,710.20	91.80

Total:	75	$819,861.07	100.00%

(1)	Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Type for the Mortgage Loans in Collateral Allocation Group PO

Type of Documentation Program	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Full/Alternate	38	$451,900.20	55.12%	5.613%	718	$228,734.70	71.50%
Stated Income	21	206,886.54	25.23	5.758	709	259,171.59	72.30
No Ratio	4	68,859.32	8.40	5.827	732	263,960.73	75.39
No Income/No Asset	2	5,108.93	0.62	5.977	663	202,595.68	80.55
No Doc	10	87,106.08	10.62	5.798	726	286,205.68	71.21

Total:	75	$819,861.07	100.00%

Ranges of Loan Age for the Mortgage Loans in Collateral Allocation Group PO (1)

Loan Age (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	9	$82,805.74	10.10%	5.781%	656	$242,306.87	69.14%
1	15	147,635.10	18.01	5.800	701	377,289.69	68.67
2	33	378,918.08	46.22	5.625	742	217,877.90	70.61
3	13	188,541.83	23.00	5.573	708	240,914.56	76.47
4	3	19,504.62	2.38	6.681	706	215,676.11	92.83
5	1	378.50	0.05	7.250	632	108,818.68	87.40
20	1	2,077.20	0.25	6.750	794	132,710.20	91.80

Total:	75	$819,861.07	100.00%

(1) As of the Cut-off Date, the weighted average loan age of the Mortgage Loans in collateral allocation group PO was approximately two months.

Prepayment Charge Terms of the Mortgage Loans in Collateral Allocation Group PO

Prepayment Charge Term (years)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	54	$606,930.72	74.03%	5.652%	729	$224,572.18	73.16%
1	8	57,741.25	7.04	5.869	731	304,598.35	60.60
2	3	20,184.78	2.46	5.875	694	309,500.00	60.15
3	10	135,004.31	16.47	5.752	664	331,741.36	73.73

Total:	75	$819,861.07	100.00%

Origination Channel of the Mortgage Loans in Collateral Allocation Group PO

Origination Channel	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Correspondent	1	$6,354.35	0.78%	5.875%	677	$292,300.00	65.00%
Wholesale	10	95,478.96	11.65	5.794	664	262,681.36	72.38
Retail	1	2,077.20	0.25	6.750	794	132,710.20	91.80
Conduit	63	715,950.56	87.33	5.671	725	241,591.30	72.01

Total:	75	$819,861.07	100.00%

Collateral Allocation Group 1

Mortgage Rates for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

5.001 - 5.500	15	$2,790,604.37	1.55%	5.452%	713	$205,388.48	67.23%
5.501 - 6.000	80	23,481,894.08	13.07	5.884	731	300,143.14	68.72
6.001 - 6.500	393	85,754,962.72	47.72	6.366	715	313,239.54	68.74
6.501 - 7.000	686	62,965,672.33	35.04	6.771	699	257,359.35	74.21
7.001 - 7.500	100	3,900,414.00	2.17	7.252	701	202,046.65	85.98
7.501 - 8.000	12	580,092.50	0.32	7.810	661	196,508.30	93.79
8.001 - 8.500	6	238,011.48	0.13	8.265	632	140,336.96	93.24

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group 1 was approximately 6.457% per annum. As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group 1 net of the interest premium charged by the lender was approximately 6.185% per annum.

Current Principal Balances for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0.01 - 50,000.00	3	$42,970.89	0.02%	6.852%	697	$47,745.43	49.62%
50,000.01 - 100,000.00	90	3,210,722.19	1.79	6.618	691	85,186.27	61.35
100,000.01 - 150,000.00	206	10,484,068.65	5.83	6.598	700	126,633.82	70.67
150,000.01 - 200,000.00	225	19,153,973.79	10.66	6.513	705	175,028.05	69.23
200,000.01 - 250,000.00	177	20,010,431.84	11.13	6.436	710	225,484.46	71.11
250,000.01 - 300,000.00	163	23,110,541.94	12.86	6.463	701	276,360.25	72.31
300,000.01 - 350,000.00	119	19,790,335.63	11.01	6.426	713	325,446.81	71.39
350,000.01 - 400,000.00	93	18,740,057.74	10.43	6.414	714	374,059.54	72.69
400,000.01 - 450,000.00	69	15,732,333.67	8.75	6.452	719	421,069.65	73.22
450,000.01 - 500,000.00	50	13,125,337.33	7.30	6.451	713	477,067.77	71.16
500,000.01 - 550,000.00	25	8,248,725.51	4.59	6.252	721	523,136.51	75.53
550,000.01 - 600,000.00	23	6,943,465.95	3.86	6.494	710	578,622.16	75.29
600,000.01 – 650,000.00	19	6,772,242.69	3.77	6.441	716	632,919.88	66.28
650,000.01 - 700,000.00	7	3,106,486.61	1.73	6.404	740	675,323.18	66.84
700,000.01 - 750,000.00	4	861,252.04	0.48	6.771	695	717,710.03	75.75
750,000.01 - 800,000.00	9	4,367,906.02	2.43	6.418	714	784,465.88	75.94
850,000.01 - 900,000.00	1	539,511.83	0.30	6.500	718	899,186.38	36.00
900,000.01 - 950,000.00	3	1,663,500.00	0.93	6.404	714	924,166.67	56.42
950,000.01 - 1,000,000.00	1	600,000.00	0.33	6.500	781	1,000,000.00	63.29
1,000,000.01 - 1,250,000.00	2	1,408,765.23	0.78	6.473	751	1,173,971.02	70.24
1,250,000.01 - 1,500,000.00	3	1,799,021.95	1.00	6.688	710	1,499,184.96	61.10

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the average contributed principal balance of the Mortgage Loans in collateral allocation group 1 was approximately $283,365.

Original Loan-to-Value Ratios for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of Original Loan-to- Value Ratios (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0.01- 10.00	1	$35,969.76	0.02%	6.875%	678	$119,899.19	8.57%
10.01- 20.00	7	373,948.10	0.21	6.493	714	98,407.39	15.45
20.01- 30.00	14	825,450.30	0.46	6.512	707	121,247.11	27.50
30.01- 40.00	37	5,626,244.32	3.13	6.339	720	250,394.00	36.34
40.01- 50.00	71	9,872,120.07	5.49	6.296	725	237,146.00	45.63
50.01- 60.00	101	17,687,074.74	9.84	6.370	718	299,692.59	55.56
60.01- 70.00	211	35,187,760.81	19.58	6.409	706	310,988.80	66.07
70.01- 80.00	751	99,945,675.76	55.61	6.474	711	294,254.98	78.60
80.01- 90.00	49	4,719,439.82	2.63	6.699	678	219,531.91	87.63
90.01- 100.00	50	5,437,967.83	3.03	6.935	710	210,143.59	95.67

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans in collateral allocation group 1 was approximately 71.12%.

Original Term to Stated Maturity for the Mortgage Loans in Collateral Allocation Group 1 (1)

Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

240	1	$50,897.56	0.03%	6.625%	722	$101,795.12	51.00%
360	1,291	179,660,753.92	99.97	6.457	711	283,509.10	71.12

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average original term to stated maturity of the Mortgage Loans in collateral allocation group 1 was approximately 360 months.

Remaining Terms to Stated Maturity for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

181 – 240	1	$50,897.56	0.03%	6.625%	722	$101,795.12	51.00%
241 – 360	1,291	179,660,753.92	99.97	6.457	711	283,509.10	71.12

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average remaining term to stated maturity of the Mortgage Loans in collateral allocation group 1 was approximately 358 months.

Geographic Distribution of the Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group 1

State	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Alabama	5	$425,858.51	0.24%	6.364%	705	$166,181.64	84.15%
Arizona	55	6,741,252.64	3.75	6.424	717	227,990.16	74.15
Arkansas	7	388,839.35	0.22	6.692	690	166,455.20	88.31
California	397	85,383,150.19	47.51	6.391	718	374,390.69	68.22
Colorado	29	2,814,291.70	1.57	6.605	693	235,860.85	78.73
Connecticut	22	2,889,957.01	1.61	6.590	689	301,037.19	63.05
Delaware	6	677,126.85	0.38	6.685	709	274,362.58	82.10
District of Columbia	1	190,800.00	0.11	6.125	742	212,000.00	80.00
Florida	164	14,974,773.64	8.33	6.522	715	210,947.96	72.58
Georgia	35	2,792,251.75	1.55	6.544	692	188,687.83	78.21
Hawaii	7	1,283,878.21	0.71	6.192	731	283,117.92	63.42
Idaho	6	462,567.96	0.26	6.735	685	201,116.50	77.63
Illinois	22	1,803,820.17	1.00	6.747	696	214,027.07	78.80
Indiana	6	602,951.97	0.34	6.735	758	228,045.38	86.74
Iowa	1	186,338.25	0.10	6.750	699	204,084.75	95.00
Kansas	3	194,111.19	0.11	6.592	707	129,407.46	79.30
Kentucky	4	111,699.22	0.06	6.885	687	101,544.74	70.51
Louisiana	6	225,856.62	0.13	7.278	696	146,280.19	86.30
Maine	3	183,749.32	0.10	6.687	692	183,749.32	72.48
Maryland	23	2,406,210.28	1.34	6.615	688	265,586.12	73.76
Massachusetts	25	2,862,104.04	1.59	6.541	722	247,196.37	61.89
Michigan	33	2,769,667.71	1.54	6.293	701	168,124.46	77.59
Minnesota	15	2,097,241.70	1.17	6.351	711	262,155.21	71.33
Mississippi	4	447,182.66	0.25	6.328	712	212,944.12	80.00
Missouri	9	461,118.72	0.26	6.577	724	152,952.56	76.63
Montana	1	35,112.94	0.02	7.000	680	175,564.69	80.00
Nevada	41	5,057,252.35	2.81	6.448	699	269,309.21	77.24
New Hampshire	6	332,257.47	0.18	6.566	666	158,217.84	51.57
New Jersey	28	3,540,493.92	1.97	6.568	702	303,038.75	74.81
New Mexico	6	564,633.22	0.31	6.372	737	192,690.43	81.31
New York	93	15,630,071.76	8.70	6.491	703	324,372.49	67.92
North Carolina	10	332,415.75	0.18	6.653	688	127,852.21	62.35
Ohio	20	1,043,347.11	0.58	6.758	686	121,162.62	84.94
Oklahoma	2	97,972.31	0.05	6.327	634	97,972.31	63.59
Oregon	20	1,966,074.02	1.09	6.684	704	215,767.56	79.73
Pennsylvania	22	1,949,759.57	1.08	6.525	695	180,996.72	75.95
Rhode Island	4	338,041.67	0.19	6.711	724	241,458.33	64.12
South Carolina	7	772,154.54	0.43	6.238	714	162,728.66	81.78
Tennessee	8	450,395.30	0.25	6.729	704	155,308.72	80.00
Texas	50	4,068,559.22	2.26	6.597	694	184,078.87	80.37
Utah	6	478,034.42	0.27	6.737	733	239,496.20	80.68
Vermont	1	156,831.29	0.09	6.500	753	261,385.49	70.68
Virginia	35	4,480,756.62	2.49	6.553	690	286,557.12	74.55
Washington	37	4,517,928.91	2.51	6.460	705	248,060.07	78.39
West Virginia	1	201,352.17	0.11	5.625	676	215,400.00	84.17
Wisconsin	5	276,680.92	0.15	6.667	701	131,752.82	75.01
Wyoming	1	44,726.34	0.02	7.000	666	223,631.71	80.00

Total:	1,292	$179,711,651.48	100.00%

Mortgagors’ FICO Scores for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

620-625	50	$5,061,101.59	2.82%	6.591%	622	$232,314.45	74.40%
626-650	174	19,384,646.12	10.79	6.565	637	253,039.14	72.19
651-675	209	22,695,610.52	12.63	6.592	664	255,604.73	71.45
676-700	223	30,449,141.74	16.94	6.475	688	282,198.25	71.54
701-725	199	28,179,939.76	15.68	6.455	713	290,044.74	70.21
726-750	177	31,130,275.47	17.32	6.412	738	325,315.66	73.47
751-775	153	24,176,538.05	13.45	6.360	762	292,444.18	68.55
776-800	83	15,036,459.95	8.37	6.300	788	296,457.12	69.22
801-825	23	3,456,106.50	1.92	6.394	809	281,481.76	67.76
826-850	1	141,831.77	0.08	6.500	829	236,386.29	47.34

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans in collateral allocation group 1 was approximately 711.

Types of Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group 1

Property Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Single Family Residence	874	$117,584,346.45	65.43%	6.481%	708	$274,519.51	70.87%
Planned Unit Development (PUD)	191	29,946,135.44	16.66	6.352	712	296,328.01	75.32
Two-Family Residence	83	13,392,242.59	7.45	6.464	722	348,581.08	67.73
Low-rise Condominium	82	10,230,160.79	5.69	6.419	721	257,992.95	71.18
Three-Family Residence	17	2,799,828.63	1.56	6.607	731	373,310.48	62.95
Four-Family Residence	14	2,326,991.44	1.29	6.548	728	344,229.50	60.16
Townhouse	17	1,980,935.25	1.10	6.436	703	248,291.61	74.28
High-rise Condominium	11	1,363,100.13	0.76	6.443	708	357,956.97	63.98
Cooperative	3	87,910.76	0.05	6.842	736	125,586.79	64.64

Total:	1,292	$179,711,651.48	100.00%

Purposes of the Mortgage Loans in Collateral Allocation Group 1

Loan Purpose	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Refinance (Cash Out)	609	$82,603,199.50	45.96%	6.503%	705	$285,617.79	67.47%
Purchase	398	51,027,058.31	28.39	6.463	720	273,227.72	78.00
Refinance (Rate/Term)	285	46,081,393.68	25.64	6.368	712	291,215.24	70.03

Total:	1,292	$179,711,651.48	100.00%

Occupancy Types for the Mortgage Loans in Collateral Allocation Group 1 (1)

Occupancy Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Primary Home	1,136	$161,269,038.86	89.74%	6.455%	710	$286,173.09	71.91%
Investment	130	14,948,255.14	8.32	6.453	729	252,578.51	64.48
Secondary Home	26	3,494,357.47	1.94	6.576	698	304,271.30	62.84

Total:	1,292	$179,711,651.48	100.00%

(1) Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Type for the Mortgage Loans in Collateral Allocation Group 1

Type of Documentation Program	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to-Value Ratio

Full/Alternate	254	$39,694,063.06	22.09%	6.302%	723	$277,037.74	74.82%
Stated Income	535	76,291,112.58	42.45	6.504	706	302,107.44	72.75
No Ratio	129	16,473,583.70	9.17	6.565	708	314,074.90	73.00
No Income/No Asset	31	3,259,233.79	1.81	6.656	691	211,106.92	79.08
No Doc	343	43,993,658.34	24.48	6.461	712	258,021.79	63.65

Total:	1,292	$179,711,651.48	100.00%

Ranges of Loan Age for the Mortgage Loans in Collateral Allocation Group 1 (1)

Range of Loan Age (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	347	$49,949,843.95	27.79%	6.505%	705	$300,471.41	69.16%
1-5	900	123,974,413.02	68.99	6.425	713	275,725.99	71.89
6-10	28	3,970,769.47	2.21	6.716	715	352,894.55	71.79
11-15	4	506,226.04	0.28	6.636	746	253,113.02	63.73
16-20	13	1,310,399.00	0.73	6.781	765	257,731.97	73.16

Total:	1,292	$179,711,651.48	100.00%

(1) As of the Cut-off Date, the weighted average loan age of the Mortgage Loans in collateral allocation group 1 was approximately one month.

Prepayment Charge Terms of the Mortgage Loans in Collateral Allocation Group 1

Prepayment Charge Term (years)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	473	$63,753,588.72	35.48%	6.420%	709	$269,114.45	73.13%
1	226	36,496,502.61	20.31	6.473	714	324,164.30	68.24
2	34	5,031,558.02	2.80	6.392	703	267,141.82	72.07
3	559	74,430,002.13	41.42	6.485	712	279,937.23	70.74

Total:	1,292	$179,711,651.48	100.00%

Origination Channels of the Mortgage Loans in Collateral Allocation Group 1

Origination Channels	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Correspondent	117	$18,356,627.63	10.21%	6.500%	715	$312,260.51	69.36%
Wholesale	268	41,077,361.21	22.86	6.483	702	310,936.50	69.22
Retail	19	1,786,591.92	0.99	6.727	754	220,993.95	70.68
Conduit	888	118,491,070.72	65.93	6.437	713	272,252.74	72.06

Total:	1,292	$179,711,651.48	100.00%

Collateral Allocation Group 2

Mortgage Rates for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

6.001 - 6.500	393	$37,652,177.86	19.73%	6.417%	710	$315,789.20	68.57%
6.501 - 7.000	683	111,549,992.51	58.45	6.826	696	252,858.38	74.23
7.001 - 7.500	192	39,163,034.22	20.52	7.213	684	225,474.02	77.76
7.501 - 8.000	12	1,898,074.95	0.99	7.750	702	209,778.40	93.06
8.001 - 8.500	6	593,346.22	0.31	8.299	642	137,859.25	92.31

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group 2 was approximately 6.839% per annum. As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans in collateral allocation group 2 net of the interest premium charged by the lender was approximately 6.567% per annum.

Current Principal Balances for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0.01 - 50,000.00	4	$147,443.29	0.08%	7.002%	689	$47,562.35	55.24%
50,000.01 - 100,000.00	97	5,249,867.72	2.75	6.990	692	83,209.72	65.37
100,000.01 - 150,000.00	209	17,389,230.86	9.11	6.931	693	125,336.82	71.85
150,000.01 - 200,000.00	233	23,302,784.07	12.21	6.856	694	175,093.05	74.31
200,000.01 - 250,000.00	171	22,755,173.75	11.92	6.896	691	226,627.10	75.46
250,000.01 - 300,000.00	157	24,857,205.51	13.02	6.882	690	276,240.28	75.77
300,000.01 - 350,000.00	114	20,812,548.60	10.90	6.830	694	326,666.07	75.04
350,000.01 - 400,000.00	86	17,521,520.96	9.18	6.816	695	375,675.84	75.04
400,000.01 - 450,000.00	70	14,539,240.51	7.62	6.751	711	420,549.59	76.04
450,000.01 - 500,000.00	49	12,161,587.75	6.37	6.774	698	477,599.27	74.85
500,000.01 - 550,000.00	21	5,792,046.45	3.03	6.825	692	521,805.99	75.83
550,000.01 - 600,000.00	26	8,635,581.97	4.52	6.853	696	575,705.46	77.51
600,000.01 - 650,000.00	19	5,854,603.96	3.07	6.740	698	629,527.31	68.58
650,000.01 - 700,000.00	7	1,633,026.76	0.86	6.482	727	680,427.82	69.27
700,000.01 - 750,000.00	4	2,013,128.05	1.05	6.920	702	718,974.31	78.18
750,000.01 - 800,000.00	9	2,700,977.91	1.42	6.575	707	786,998.22	74.73
850,000.01 - 900,000.00	1	359,674.55	0.19	6.500	718	899,186.38	36.00
900,000.01 - 950,000.00	3	1,111,500.00	0.58	6.646	701	926,250.00	57.33
950,000.01 - 1,000,000.00	1	400,000.00	0.21	6.500	781	1,000,000.00	63.29
1,000,000.01 - 1,250,000.00	2	920,765.23	0.48	6.526	751	1,150,956.53	65.07
1,250,000.01 - 1,500,000.00	3	2,698,717.87	1.41	6.792	727	1,499,287.71	63.02

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the average contributed principal balance of the Mortgage Loans in collateral allocation group 2 was approximately $255,349.

Original Loan-to-Value Ratios for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of Original Loan- to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0.01 - 10.00	1	$83,929.43	0.04%	6.875%	678	$119,899.19	8.57%
10.01 - 20.00	7	312,423.21	0.16	6.660	702	97,632.25	15.64
20.01 - 30.00	15	851,616.25	0.45	6.754	701	103,957.06	26.92
30.01 - 40.00	34	3,345,481.61	1.75	6.637	707	203,992.78	36.58
40.01 - 50.00	64	6,030,556.55	3.16	6.702	705	193,709.26	46.01
50.01 - 60.00	89	11,903,924.15	6.24	6.668	708	285,465.81	55.90
60.01 - 70.00	203	28,938,857.08	15.16	6.734	694	272,053.33	66.23
70.01 - 80.00	777	127,793,802.97	66.96	6.859	695	263,236.20	78.80
80.01 - 90.00	48	6,569,300.60	3.44	7.082	691	217,210.04	87.95
90.01 - 100.00	48	5,026,733.89	2.63	7.325	715	209,272.85	95.70

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the mortgage loans in collateral allocation group 2 was approximately 74.08%.

Original Term to Stated Maturity for the Mortgage Loans in Collateral Allocation Group 2

Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

240	1	$50,897.56	0.03%	6.625%	722	$101,795.12	51.00%
360	1,285	190,805,728.21	99.97	6.839	696	255,452.61	74.09

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average original term to stated maturity of the mortgage loans in collateral allocation group 2 was approximately 360 months.

Remaining Terms to Stated Maturity for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

181 – 240	1	$50,897.56	0.03%	6.625%	722	$101,795.12	51.00%
301 – 360	1,285	190,805,728.21	99.97	6.839	696	255,452.61	74.09

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average remaining term to stated maturity of the mortgage loans in collateral allocation group 2 was approximately 358 months.

Geographic Distribution of the Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group 2

State	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Alabama	3	$460,530.54	0.24%	7.068%	658	$191,887.73	81.15%
Alaska	2	529,600.00	0.28	7.250	638	264,800.00	78.25
Arizona	50	6,549,351.29	3.43	6.996	688	233,205.79	79.06
Arkansas	7	686,752.08	0.36	7.017	689	147,245.30	84.29
California	369	65,520,914.79	34.33	6.734	705	365,899.63	71.65
Colorado	29	3,691,614.96	1.93	6.810	689	216,288.67	78.06
Connecticut	23	3,897,310.25	2.04	6.813	684	290,844.05	68.91
Delaware	6	961,552.99	0.50	6.912	693	272,240.37	78.60
District of Columbia	1	21,200.00	0.01	6.125	742	212,000.00	80.00
Florida	173	22,733,174.02	11.91	6.900	696	202,051.11	73.08
Georgia	36	4,068,536.56	2.13	6.869	678	183,432.67	79.16
Hawaii	5	561,266.89	0.29	6.657	715	233,861.21	51.84
Idaho	7	1,055,228.64	0.55	6.928	707	224,516.73	78.26
Illinois	26	4,121,814.98	2.16	7.114	691	234,567.21	82.12
Indiana	7	701,615.29	0.37	6.791	737	161,068.71	81.18
Iowa	1	84,339.90	0.04	7.250	802	84,339.90	80.00
Kansas	3	186,539.24	0.10	6.634	707	124,359.50	79.51
Kentucky	5	389,122.90	0.20	6.996	672	99,775.10	74.89
Louisiana	6	696,328.53	0.36	7.297	685	156,267.62	85.05
Maine	3	295,033.20	0.15	6.822	693	147,516.60	71.96
Maryland	28	5,273,151.65	2.76	6.969	665	278,413.50	76.30
Massachusetts	24	3,628,390.26	1.90	6.816	698	270,775.39	70.48
Michigan	31	2,816,933.92	1.48	6.858	671	139,452.17	79.96
Minnesota	16	1,710,449.92	0.90	6.820	686	190,049.99	73.83
Mississippi	4	530,020.00	0.28	6.973	663	182,765.52	79.97
Missouri	10	1,284,066.74	0.67	7.130	690	162,129.64	79.18
Montana	1	140,451.75	0.07	7.000	680	175,564.69	80.00
Nevada	39	5,718,864.90	3.00	6.851	699	238,246.33	76.22
New Hampshire	7	915,144.36	0.48	7.044	708	186,764.16	71.38
New Jersey	31	5,880,999.72	3.08	6.908	709	291,023.34	75.35
New Mexico	5	452,025.27	0.24	6.850	734	148,302.25	83.02
New York	97	18,340,938.22	9.61	6.843	690	348,131.09	70.89
North Carolina	10	816,146.87	0.43	6.984	709	110,290.12	69.18
Ohio	21	1,650,653.50	0.86	6.944	694	124,034.68	80.74
Oklahoma	2	62,199.59	0.03	6.735	710	62,199.59	67.48
Oregon	20	2,173,823.44	1.14	6.796	706	199,653.14	80.39
Pennsylvania	20	2,439,725.64	1.28	6.856	694	186,637.52	73.94
Rhode Island	4	633,023.77	0.33	6.870	711	243,470.68	68.54
South Carolina	4	325,814.20	0.17	6.920	699	150,283.30	80.61
Tennessee	10	1,127,600.39	0.59	6.959	702	158,816.96	80.00
Texas	55	5,413,606.56	2.84	6.910	691	159,806.55	79.99
Utah	6	845,903.97	0.44	6.991	703	211,264.73	82.84
Vermont	1	104,554.20	0.05	6.500	753	261,385.49	70.68
Virginia	36	6,042,020.85	3.17	6.832	686	259,091.80	76.19
Washington	36	4,730,924.79	2.48	6.802	696	240,148.47	76.65
Wisconsin	5	408,458.87	0.21	6.798	694	140,847.89	76.36
Wyoming	1	178,905.37	0.09	7.000	666	223,631.71	80.00

Total:	1,286	$190,856,625.77	100.00%

Mortgagors’ FICO Scores for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

620-625	55	$7,683,787.09	4.03%	6.998%	622	$219,011.15	75.21%
626-650	187	30,478,821.80	15.97	6.915	638	251,882.76	74.70
651-675	233	35,890,763.06	18.81	6.892	663	240,787.11	74.34
676-700	228	33,439,382.62	17.52	6.822	688	250,579.87	73.92
701-725	189	28,021,825.86	14.68	6.826	713	258,484.85	73.69
726-750	168	25,664,286.84	13.45	6.756	738	306,388.03	73.86
751-775	135	18,257,701.28	9.57	6.763	761	251,372.69	74.61
776-800	68	8,304,473.77	4.35	6.736	787	260,034.88	73.64
801-825	22	3,021,028.94	1.58	6.790	808	258,207.60	68.29
826-850	1	94,554.52	0.05	6.500	829	236,386.29	47.34

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans in collateral allocation group 2 was approximately 696.

Types of Mortgaged Properties for the Mortgage Loans in Collateral Allocation Group 2

Property Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Single Family Residence	880	$123,899,840.96	64.92%	6.817%	695	$248,316.18	74.19%
Planned Unit Development (PUD)	178	28,012,975.17	14.68	6.871	690	257,803.93	76.59
Two-Family Residence	80	15,976,345.38	8.37	6.858	714	329,599.47	72.24
Low-rise Condominium	83	11,018,433.43	5.77	6.930	701	215,591.17	74.42
Three-Family Residence	18	4,405,177.17	2.31	6.864	724	419,540.68	65.88
Townhouse	20	3,022,129.83	1.58	6.949	692	232,471.53	77.78
Four-Family Residence	14	2,355,803.44	1.23	6.754	706	325,387.22	65.54
High-rise Condominium	10	1,897,487.25	0.99	6.932	663	263,833.04	71.26
Cooperative	3	268,433.13	0.14	6.974	709	116,710.06	48.53

Total:	1,286	$190,856,625.77	100.00%

Purposes of the Mortgage Loans in Collateral Allocation Group 2

Loan Purpose	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Refinance (Cash Out)	616	$95,292,242.70	49.93%	6.841%	690	$268,329.08	71.41%
Purchase	397	57,927,567.82	30.35	6.879	708	234,638.56	78.46
Refinance (Rate/Term)	273	37,636,815.25	19.72	6.771	694	258,814.57	74.14

Total:	1,286	$190,856,625.77	100.00%

Occupancy Types for the Mortgage Loans in Collateral Allocation Group 2 (1)

Occupancy Type	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Primary Home	1,128	$169,083,156.82	88.59%	6.838%	694	$259,995.14	75.06%
Investment	132	17,953,717.47	9.41	6.868	720	222,750.84	67.56
Secondary Home	26	3,819,751.47	2.00	6.749	691	231,500.09	61.68

Total:	1,286	$190,856,625.77	100.00%

(1) Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Type for the Mortgage Loans in Collateral Allocation Group 2

Type of Documentation Program	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Full/Alternate	219	$26,570,042.50	13.92%	6.825%	695	$220,052.69	79.29%
Stated Income	552	89,600,740.22	46.95	6.829	694	275,125.71	74.74
No Ratio	139	25,120,404.59	13.16	6.898	698	278,225.29	75.73
No Income/No Asset	30	3,656,296.65	1.92	6.867	688	208,502.32	75.28
No Doc	346	45,909,141.81	24.05	6.830	702	237,634.80	68.80

Total:	1,286	$190,856,625.77	100.00%

Ranges of Loan Age for the Mortgage Loans in Collateral Allocation Group 2 (1)

Range of Loan Age (months)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	368	$59,880,968.39	31.37%	6.826%	689	$281,898.92	73.57%
1-5	873	122,325,418.89	64.09	6.845	698	241,099.92	74.61
6-10	29	5,823,678.36	3.05	6.843	707	328,131.53	70.50
11-15	4	567,094.95	0.30	6.682	742	283,547.48	67.61
16-20	12	2,259,465.17	1.18	6.841	758	286,008.25	69.96

Total:	1,286	$190,856,625.77	100.00%

(1) As of the Cut-off Date, the weighted average loan age of the Mortgage Loans in collateral allocation group 2 was approximately one month.

Prepayment Charge Terms of the Mortgage Loans in Collateral Allocation Group 2

Prepayment Charge Term (years)	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

0	447	$63,883,975.11	33.47%	6.872%	692	$238,021.34	74.76%
1	232	40,622,317.88	21.28	6.820	695	309,564.70	72.73
2	33	4,557,419.32	2.39	6.792	687	251,791.12	75.07
3	574	81,792,913.45	42.86	6.825	701	248,073.81	74.17

Total:	1,286	$190,856,625.77	100.00%

Origination Channels of the Mortgage Loans in Collateral Allocation Group 2

Origination Channels	Number of Mortgage Loans	Aggregate Contributed Principal Balance Outstanding	Percent of Aggregate Contributed Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Contributed Principal Balance	Weighted Average Loan-to- Value Ratio

Correspondent	122	$19,970,082.97	10.46%	6.798%	698	$292,850.82	73.29%
Wholesale	281	46,203,437.79	24.21	6.816	687	289,625.88	73.10
Retail	19	2,988,760.45	1.57	6.848	748	251,156.34	70.51
Conduit	864	121,694,344.55	63.76	6.854	698	239,644.48	74.68

Total:	1,286	$190,856,625.77	100.00%

Aggregate Mortgage Loans

Mortgage Rates for the Mortgage Loans (1)

Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

5.000-5.499	4	$989,228.82	0.27%	5.346%	658	$247,307.21	77.03%
5.500-5.999	67	18,495,483.15	4.98	5.789	729	276,051.99	70.39
6.000-6.499	261	81,971,439.74	22.07	6.275	722	314,066.82	68.38
6.500-6.999	718	194,877,370.61	52.47	6.701	700	271,416.95	72.29
7.000-7.499	311	70,286,406.65	18.93	7.123	687	226,001.31	77.76
7.500-7.999	17	3,585,851.65	0.97	7.633	710	210,932.45	92.88
8.000-8.499	5	818,620.90	0.22	8.071	638	163,724.18	94.05
8.500-8.999	2	363,736.80	0.10	8.500	627	181,868.40	91.46

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans was approximately 6.651% per annum. As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans net of the interest premium charged by the lender was approximately 6.380% per annum.

Current Principal Balances for the Mortgage Loans (1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

0.01-50,000.00	4	$190,414.18	0.05%	6.968%	691	$47,603.55	53.97%
50,000.01-100,000.00	101	8,481,380.03	2.28	6.846	692	83,974.06	63.87
100,000.01-150,000.00	222	27,930,999.56	7.52	6.804	696	125,815.31	71.42
150,000.01-200,000.00	243	42,538,989.29	11.45	6.699	699	175,057.57	72.01
200,000.01-250,000.00	190	42,958,076.24	11.57	6.676	700	226,095.14	73.41
250,000.01-300,000.00	174	48,074,307.72	12.94	6.678	695	276,289.12	74.10
300,000.01-350,000.00	125	40,754,598.50	10.97	6.629	703	326,036.79	73.26
350,000.01-400,000.00	97	36,360,522.17	9.79	6.606	705	374,850.74	73.82
400,000.01-450,000.00	72	30,298,881.35	8.16	6.595	715	420,817.80	74.57
450,000.01-500,000.00	53	25,298,557.34	6.81	6.606	705	477,331.27	72.93
500,000.01-550,000.00	27	14,111,283.34	3.80	6.484	709	522,640.12	75.67
550,000.01-600,000.00	27	15,579,047.92	4.19	6.693	702	577,001.77	76.52
600,000.01-650,000.00	20	12,626,846.64	3.40	6.580	708	631,342.33	67.34
650,000.01-700,000.00	7	4,739,513.37	1.28	6.431	736	677,073.34	67.67
700,000.01-750,000.00	4	2,874,380.09	0.77	6.875	700	718,595.02	77.45
750,000.01-800,000.00	9	7,068,883.93	1.90	6.478	711	785,431.55	75.48
850,000.01-900,000.00	1	899,186.38	0.24	6.500	718	899,186.38	36.00
900,000.01-950,000.00	3	2,775,000.00	0.75	6.501	708	925,000.00	56.78
950,000.01-1,000,000.00	1	1,000,000.00	0.27	6.500	781	1,000,000.00	63.29
1,000,000.01-1,200,000.00	1	1,109,530.45	0.30	6.625	750	1,109,530.45	55.22
1,200,000.01-1,400,000.00	1	1,220,000.00	0.33	6.375	752	1,220,000.00	80.00
1,400,000.01-1,600,000.00	3	4,497,739.82	1.21	6.750	720	1,499,246.61	62.26

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the average principal balance of the Mortgage Loans was approximately $268,150.

Original Loan-to-Value Ratios for the Mortgage Loans (1)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

5.01 – 10.00	1	$119,899.19	0.03%	6.875%	678	$119,899.19	8.57%
10.01 – 15.00	2	270,107.93	0.07	6.542	732	135,053.97	13.17
15.01 – 20.00	5	416,263.38	0.11	6.587	694	83,252.68	17.07
20.01 – 25.00	4	347,776.70	0.09	6.672	718	86,944.18	23.94
25.01 – 30.00	11	1,329,289.85	0.36	6.625	700	120,844.53	28.06
30.01 – 35.00	16	3,249,898.57	0.88	6.371	733	203,118.66	33.48
35.01 – 40.00	23	5,747,977.59	1.55	6.491	705	249,912.07	38.09
40.01 – 45.00	30	6,133,330.46	1.65	6.392	710	204,444.35	42.69
45.01 – 50.00	43	9,839,916.96	2.65	6.481	722	228,835.28	47.68
50.01 – 55.00	42	10,530,699.20	2.84	6.475	708	250,730.93	52.55
55.01 – 60.00	59	19,129,635.44	5.15	6.495	717	324,231.11	57.43
60.01 – 65.00	97	28,986,392.17	7.80	6.521	697	298,828.79	63.18
65.01 – 70.00	123	35,242,784.19	9.49	6.581	704	286,526.70	68.58
70.01 – 75.00	115	34,854,142.66	9.38	6.649	705	303,079.50	73.62
75.01 – 80.00	712	193,361,569.69	52.06	6.695	701	271,575.24	79.63
80.01 – 85.00	12	3,343,169.68	0.90	6.780	701	278,597.47	84.61
85.01 – 90.00	40	8,000,759.24	2.15	6.973	679	200,018.98	89.14
90.01 – 95.00	39	8,245,292.16	2.22	7.101	703	211,417.75	94.51
95.01 – 100.00	11	2,239,233.26	0.60	7.197	749	203,566.66	100.00

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 72.64%.

Original Term To Stated Maturity for the Mortgage Loans

Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

240	1	$101,795.12	0.03%	6.625%	722	$101,795.12	51.00%
360	1,384	371,286,343.20	99.97	6.651	703	268,270.48	72.65

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average original term to stated maturity of the Mortgage Loans was approximately 360 months.

Remaining Terms to Stated Maturity for the Mortgage Loans (1)

Range of Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

235-240	1	$101,795.12	0.03%	6.625%	722	$101,795.12	51.00%
241-352	25	8,115,801.45	2.19	6.769	742	324,632.06	67.96
353-359	980	253,256,923.67	68.19	6.636	705	258,425.43	73.27
360	379	109,913,618.08	29.60	6.679	696	290,009.55	71.56

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average remaining term to stated maturity of the Mortgage Loans was approximately 358 months.

Geographic Distribution of the Mortgaged Properties for the Mortgage Loans

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to-Value Ratio

Alaska	2	$529,600.00	0.14%	7.250%	638	$264,800.00	78.25%
Alabama	5	893,196.69	0.24	6.725	681	178,639.34	82.60
Arkansas	7	1,075,591.43	0.29	6.899	690	153,655.92	85.74
Arizona	58	13,365,426.12	3.60	6.700	703	230,438.38	76.53
California	408	151,199,186.88	40.71	6.538	712	370,586.24	69.70
Colorado	29	6,505,906.66	1.75	6.721	691	224,341.61	78.35
Connecticut	23	6,787,267.26	1.83	6.718	686	295,098.58	66.41
District of Columbia	1	212,000.00	0.06	6.125	742	212,000.00	80.00
Delaware	6	1,638,679.84	0.44	6.818	700	273,113.31	80.05
Florida	184	37,812,649.83	10.18	6.747	704	205,503.53	72.89
Georgia	37	6,866,347.64	1.85	6.736	683	185,576.96	78.76
Hawaii	7	1,861,319.02	0.50	6.327	727	265,902.72	60.07
Iowa	2	288,424.65	0.08	6.896	729	144,212.33	90.61
Idaho	7	1,517,796.60	0.41	6.869	700	216,828.09	78.07
Illinois	26	5,925,635.15	1.60	7.002	693	227,909.04	81.11
Indiana	7	1,304,567.26	0.35	6.765	746	186,366.75	83.75
Kansas	3	380,650.43	0.10	6.613	707	126,883.48	79.40
Kentucky	5	500,822.12	0.13	6.971	676	100,164.42	73.91
Louisiana	6	922,185.15	0.25	7.292	687	153,697.53	85.35
Massachusetts	25	6,495,320.39	1.75	6.694	709	259,812.82	66.68
Maryland	28	7,679,361.93	2.07	6.858	672	274,262.93	75.50
Maine	3	478,782.51	0.13	6.770	693	159,594.17	72.16
Michigan	37	5,640,859.13	1.52	6.569	686	152,455.65	78.77
Minnesota	17	3,807,691.62	1.03	6.562	700	223,981.86	72.45
Montana	1	175,564.69	0.05	7.000	680	175,564.69	80.00
Missouri	11	1,753,534.92	0.47	6.977	700	159,412.27	78.45
Mississippi	5	977,202.66	0.26	6.678	686	195,440.53	79.99
North Carolina	10	1,148,562.62	0.31	6.888	703	114,856.26	67.20
New Hampshire	7	1,247,401.83	0.34	6.917	697	178,200.26	66.10
New Jersey	32	9,452,794.08	2.55	6.776	706	295,399.82	75.18
New Mexico	6	1,022,507.27	0.28	6.580	736	170,417.88	82.06
Nevada	43	10,844,468.41	2.92	6.655	699	252,196.94	76.72
New York	101	34,009,963.00	9.16	6.680	696	336,732.31	69.52
Ohio	22	2,703,462.35	0.73	6.872	690	122,884.65	82.39
Oklahoma	2	160,171.90	0.04	6.485	664	80,085.95	65.10
Oregon	20	4,139,897.46	1.11	6.743	705	206,994.87	80.08
Pennsylvania	24	4,411,124.58	1.19	6.703	694	183,796.86	74.83
Rhode Island	4	971,065.44	0.26	6.815	715	242,766.36	67.00
South Carolina	7	1,116,438.31	0.30	6.428	710	159,491.19	81.40
Tennessee	10	1,577,995.69	0.42	6.893	703	157,799.57	80.00
Texas	56	9,489,118.69	2.56	6.775	692	169,448.55	80.15
Utah	6	1,323,938.39	0.36	6.899	714	220,656.40	82.06
Virginia	39	10,531,038.34	2.84	6.713	688	270,026.62	75.48
Vermont	1	261,385.49	0.07	6.500	753	261,385.49	70.68
Washington	38	9,257,062.39	2.49	6.634	700	243,606.91	77.50
Wisconsin	5	685,139.79	0.18	6.745	697	137,027.96	75.81
West Virginia	1	215,400.00	0.06	5.625	676	215,400.00	84.17
Wyoming	1	223,631.71	0.06	7.000	666	223,631.71	80.00

Total:	1,385	$371,388,138.32	100.00%

Mortgagors’ FICO Scores for the Mortgage Loans (1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to-Value Ratio

620-639	187	$43,859,965.92	11.81%	6.815%	630	$234,545.27	75.05%
640-659	142	37,105,693.27	9.99	6.774	650	261,307.70	71.35
660-679	200	48,575,954.50	13.08	6.744	669	242,879.77	74.06
680-699	196	53,899,517.29	14.51	6.647	689	274,997.54	72.92
700-719	163	44,890,668.50	12.09	6.625	710	275,402.87	71.14
720-739	155	45,228,782.21	12.18	6.586	730	291,798.59	73.28
740-759	145	43,887,420.28	11.82	6.597	749	302,671.86	72.82
760-779	104	27,721,818.81	7.46	6.480	769	266,555.95	71.76
780-799	67	19,069,475.15	5.13	6.439	789	284,619.03	69.97
800-819	24	6,620,039.17	1.78	6.557	807	275,834.97	68.19
Greater than 820	2	528,803.22	0.14	6.638	827	264,401.61	63.97

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans was approximately 703.

Types of Mortgaged Properties for the Mortgage Loans

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to-Value Ratio

Single Family Residence	929	$241,833,230.94	65.12%	6.652%	701	$260,315.64	72.57%
Planned Unit Development (PUD)	211	58,335,530.01	15.71	6.597	701	276,471.71	75.91
2 Family Residence	87	29,406,113.84	7.92	6.678	717	338,001.31	70.18
Low-Rise Condominium	91	21,297,477.37	5.73	6.682	710	234,038.21	72.87
3 Family Residence	18	7,205,005.80	1.94	6.764	727	400,278.10	64.74
Townhouse	21	5,011,054.21	1.35	6.745	697	238,621.63	76.38
4 Family Residence	14	4,682,794.88	1.26	6.651	717	334,485.35	62.87
High-Rise Condominium	11	3,260,587.38	0.88	6.727	682	296,417.03	68.22
Cooperative	3	356,343.89	0.10	6.942	715	118,781.30	52.50

Total:	1,385	$371,388,138.32	100.00%

Purposes of the Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to-Value Ratio

Refinance (Cash Out)	645	$178,054,242.75	47.94%	6.683%	697	$276,053.09	69.57%
Purchase	435	109,336,075.64	29.44	6.681	714	251,347.30	78.24
Refinance (Rate/Term)	305	83,997,819.93	22.62	6.547	704	275,402.69	71.87

Total:	1,385	$371,388,138.32	100.00%

Occupancy Types for the Mortgage Loans (1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

Primary Home	1,217	$331,094,725.20	89.15%	6.649%	702	$272,058.11	73.52%
Investment	140	32,977,226.97	8.88	6.677	724	235,551.62	66.18
Secondary Home	28	7,316,186.15	1.97	6.666	695	261,292.36	62.24

Total:	1,385	$371,388,138.32	100.00%

(1) Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Type for the Mortgage Loans

Type of Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

Full/Alternate	266	$66,716,005.76	17.96%	6.506%	711	$250,812.05	76.58%
Stated Income	579	166,098,739.34	44.72	6.678	699	286,871.74	73.82
No Ratio	143	41,662,847.61	11.22	6.765	702	291,348.58	74.65
No Income/No Asset	33	6,920,639.38	1.86	6.767	689	209,716.34	77.07
No Doc	364	89,989,906.23	24.23	6.649	707	247,225.02	66.28

Total:	1,385	$371,388,138.32	100.00%

Ranges of Loan Age for the Mortgage Loans (1)

Range of Loan Age (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

0	379	$109,913,618.08	29.60%	6.679%	696	$290,009.55	71.56%
1 – 5	960	247,034,810.04	66.52	6.631	705	257,327.93	73.24
6 – 10	29	9,794,447.83	2.64	6.791	710	337,739.58	71.02
11 – 15	4	1,073,320.99	0.29	6.660	744	268,330.25	65.78
16 – 20	13	3,571,941.38	0.96	6.819	761	274,764.72	71.15

Total:	1,385	$371,388,138.32	100.00%

(1) As of the Cut-off Date, the weighted average loan age of the Mortgage Loans was approximately one month.

Prepayment Charge Terms of the Mortgage Loans

Prepayment Charge Term (years)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

0	508	$128,244,494.56	34.53%	6.642%	701	$252,449.79	73.94%
1	244	77,176,561.75	20.78	6.655	704	316,297.38	70.60
2	37	9,609,162.12	2.59	6.581	696	259,707.08	73.47
3	596	156,357,919.89	42.10	6.662	706	262,345.50	72.54

Total:	1,385	$371,388,138.32	100.00%

Prepayment Charge Descriptions and Types of the Mortgage Loans

Prepayment Charge Description & Types	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

None	508	$128,244,494.56	34.53%	6.642%	701	$252,449.79	73.94%
1% of unpaid principal balance - Hard	43	6,367,431.77	1.71	6.695	701	148,079.81	77.30
1% of unpaid principal balance - Soft	16	2,966,510.72	0.80	6.885	684	185,406.92	79.43
2 months interest on the amount prepaid over 20% of the original principal balance - Soft	1	127,889.79	0.03	6.750	742	127,889.79	80.00
2 months interest on the amount prepaid over 33% of the original principal balance - Hard	3	874,445.36	0.24	7.029	691	291,481.79	79.78
2 months interest on the amount prepaid over 33% of the original principal balance - Soft	2	723,713.42	0.19	6.430	719	361,856.71	77.14
2% of unpaid principal balance - Hard	49	12,997,319.06	3.50	6.725	716	265,251.41	72.02
2% of unpaid principal balance - Soft	18	4,105,133.92	1.11	6.626	686	228,063.00	71.98
3 months interest on the unpaid principal balance - Hard	1	109,804.85	0.03	7.125	706	109,804.85	68.75
3%/2%/1% of unpaid principal balance – Hard	4	384,646.60	0.10	6.538	730	96,161.65	77.19
5% of the amount of prepayment - Hard	1	155,868.94	0.04	6.875	681	155,868.94	80.00
5% of the amount of prepayment - Soft	1	79,934.43	0.02	7.000	671	79,934.43	80.00
6 months interest on the amount prepaid over 20% of the original principal balance - Hard	532	158,956,534.62	42.80	6.630	703	298,790.48	70.57
6 months interest on the amount prepaid over 20% of the original principal balance - Soft	206	55,294,410.28	14.89	6.699	712	268,419.47	74.65

Total:	1,385	$371,388,138.32	100.00%

Origination Channels of the Mortgage Loans

Origination Channels	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Average Current Principal Balance	Weighted Average Loan-to- Value Ratio

Correspondent	127	$38,333,064.94	10.32%	6.655%	706	$301,835.16	71.41%
Wholesale	292	87,376,277.97	23.53	6.658	694	299,233.83	71.27
Retail	20	4,777,429.58	1.29	6.803	750	238,871.48	70.58
Conduit	946	240,901,365.83	64.87	6.645	705	254,652.61	73.38

Total:	1,385	$371,388,138.32	100.00%

Description of the Certificates

General

          The certificates will be issued pursuant to the pooling and servicing agreement. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the pooling and servicing agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates. The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of IndyMac MBS, Inc., IndyMac Bank, F.S.B. or any of their affiliates.

          The Mortgage Pass-Through Certificates, Series 2007-C will consist of the Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 2-A-1, Class 2-A-2, Class PO, Class A-R, Class B-1, Class B-1IO, Class B-2, Class B-2IO, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates. Only the classes of certificates listed on the cover page (all of which are together referred to as the “offered certificates”) are offered by this free writing prospectus. The classes of the offered certificates will have the respective initial Class Certificate Balances or initial Notional Amounts and pass-through rates set forth on the cover page or as described in this free writing prospectus. The initial Class Certificate Balances and initial Notional Amounts may vary in the aggregate by plus or minus 5%.

          When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates

Senior Certificates	Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 2-A-1, Class 2-A-2, Class PO and Class A-R Certificates

Group 1 Senior Certificates	Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4 and Class A-R Certificates

Group 2 Senior Certificates	Class 2-A-1 and Class 2-A-2 Certificates

Subordinated Certificates	Class B-1, Class B-1IO, Class B-2, Class B-2IO, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates

LIBOR Certificates	Class 1-A-1, Class 1-A-2, Class 2-A-1 and Class 2-A-2 Certificates

Notional Amount Certificates	Class 2-A-2, Class B-1IO and Class B-2IO Certificates

Principal Only Certificates	Class PO Certificates

Private Certificates	Class B-4, Class B-5 and Class B-6 Certificates

          The certificates are generally referred to as the following types:

Class	Type

Class 1-A-1 Certificates:	Senior/Floating Pass-Through Rate

Class 1-A-2 Certificates:	Senior/Inverse Floating Pass-Through Rate

Class 1-A-3 Certificates:	Senior/Fixed Pass-Through Rate

Class 1-A-4 Certificates:	Senior/Fixed Pass-Through Rate/NAS

Class 2-A-1 Certificates:	Senior/ Floating Pass-Through Rate

Class	Type

Class 2-A-2 Certificates:	Senior/Inverse Floating Pass-Through Rate/ Notional Amount/Interest Only/Components

Class PO Certificates:	Senior/Principal Only

Class A-R Certificates:	Senior/REMIC Residual

Class B-1 Certificates:	Subordinate/Variable Rate

Class B-1IO Certificates:	Subordinate/Interest Only/Notional Amount/Fixed Rate

Class B-2 Certificates:	Subordinate/Variable Rate

Class B-2IO Certificates:	Subordinate/Interest Only/Notional Amount/Fixed Rate

Class B-3 Certificates:	Subordinate/Variable Rate

Private Certificates:	Subordinate/Variable Rate

          The private certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates. The classes of private certificates entitled to receive distributions of interest will have the respective pass-through rates set forth on the cover page of this free writing prospectus or described under “—Interest” in this free writing prospectus. The Class 2-A-2-P1 and Class 2-A-2-P2 Components will not bear interest. The Class 2-A-2-P1 and Class 2-A-2-P2 Components will be entitled to all prepayment charges received in respect of the Mortgage Loans in Mortgage Pool A and Mortgage Pool B, respectively, and such amounts will not be available for distribution to the holders of the other certificates.

Calculation of Class Certificate Balance

          The “Class Certificate Balance” of any class of certificates (other than the Notional Amount Certificates) as of any Distribution Date is the initial Class Certificate Balance of that class reduced by the sum of

•	all amounts previously distributed to holders of certificates of that class as distributions of principal;

•	the amount of Realized Losses (including Excess Losses) allocated to that class; and

•	in the case of any class of subordinated certificates, any amounts allocated to that class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts;

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries on the Mortgage Loans or portions thereof allocated to the related collateral allocation group and distributed as principal to any related class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of such class of certificates.

          In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest priority of distribution will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates following all distributions and the allocation of Realized Losses on any Distribution Date exceeds the pool principal balance as of the Due Date occurring in the month of the Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).

          The Notional Amount Certificates do not have principal balances and are not entitled to any distributions in respect of principal on the Mortgage Loans.

          The senior certificates will have an initial aggregate Class Certificate Balance of approximately $349,154,961 and will evidence in the aggregate an initial beneficial ownership interest in the issuing entity of approximately 94.01%. The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will each evidence in the aggregate an initial beneficial ownership interest in the issuing entity of approximately 2.59%, 1.15%, 0.85%, 0.55%, 0.45% and 0.40%, respectively.

          The Class A-R Certificates and the private certificates will be issued in fully registered certificated form. All of the remaining classes of offered certificates will be represented by book-entry certificates. The book-entry certificates will be issuable in book-entry form only. The Class A-R Certificates will be issued in a denomination of $100.

Component Class

          The Class 2-A-2 Certificates will be made up of three components having the designations and initial Component Notional Amounts set forth below.

Component Designation	Initial Component Notional Amount

Class 2-A-2-IO Component	$179,406,000

Class 2-A-2-P1 Component	N/A

Class 2-A-2-P2 Component	N/A

          The “Component Notional Amount” of the Class 2-A-2-IO Component for the interest accrual period related to each Distribution Date will be equal to the Class Certificate Balance of the Class 2-A-1 Certificates immediately prior to such Distribution Date.

          The Class 2-A-2-P1 and Class 2-A-2-P2 Components are entitled to the prepayment charges collected on the Mortgage Loans in Mortgage Pool A and Mortgage Pool B, respectively.

          The components comprising the Class 2-A-2 Certificates will not be separately transferable from such class of certificates.

Notional Amount Certificates

          The Class 2-A-2, Class B-1IO and Class B-2IO Certificates (together, the “Notional Amount Certificates”) will not have Class Certificate Balances but will bear interest on their respective outstanding Notional Amounts.

          The “Notional Amount” of (x) the Class 2-A-2 Certificates for any Distribution Date will equal the Class Certificate Balance of the Class 2-A-1 Certificates immediately prior to that Distribution Date, (y) the Class B-1IO Certificates for any Distribution Date will equal the Class Certificate Balance of the Class B-1 Certificates immediately prior to that Distribution Date and (z) the Class B-2IO Certificates for any Distribution Date will equal the Class Certificate Balance of the Class B-2 Certificates immediately prior to that Distribution Date

Book-Entry Certificates

          The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as a single certificate in fully registered certificated form. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) will hold their Book-Entry Certificates through The Depository Trust Company (“DTC”) or, upon request, through Clearstream, Luxembourg (as defined in this free writing prospectus) or the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Book-Entry Certificates will be issued in one or more certificates that equal the aggregate Class Certificate Balance or Notional Amount of the offered certificates, as applicable, and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream Banking’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the “Relevant Depositary” and collectively the “European Depositaries”). Investors may hold such beneficial interests in the offered certificates in minimum denominations representing Class Certificate Balances or Notional Amounts of $100,000 and integral multiples of $1,000 in excess thereof. One investor of each class of Book-Entry Certificates may hold a beneficial interest therein that is not an integral multiple of $1,000. Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such offered certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the offered certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.

          The Certificate Owner’s ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the beneficial owner’s account for such purpose. In turn, the Financial Intermediary’s ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the Certificate Owner’s Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

          Certificate Owners will receive all distributions of principal of, and interest on, the offered certificates from the trustee through DTC and DTC participants. While the offered certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the offered certificates and is required to receive and transmit distributions of principal of, and interest on, the offered certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”), with whom Certificate Owners have accounts with respect to offered certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

          Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the offered certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of offered certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the DTC Rules and in accordance with DTC’s normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

          Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

          Transfers between Participants will occur in accordance with DTC Rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

          DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the DTC Rules.

          Clearstream Banking, société anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), was incorporated in 1970 as “Clearstream, Luxembourg S.A.” a company with limited liability under Luxembourg law (a société anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On 10 January 2000, Cedelbank’s parent company, Clearstream, Luxembourg International, société anonyme (“CI”) merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG (“DBC”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, société anonyme (“New CI”), which is 50% owned by CI and 50% owned by DBC’s parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International’s stock.

          Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is “Clearstream” With effect from January 14, 2000 New CI has been renamed “Clearstream International, société anonyme.” On January 18, 2000, Cedelbank was renamed “Clearstream Banking, société anonyme” and Clearstream, Luxembourg Global Services was renamed “Clearstream Services, société anonyme.”

          On January 17, 2000 DBC was renamed “Clearstream Banking AG.” This means that there are now two entities in the corporate group headed by Clearstream International which share the name “Clearstream Banking,” the entity previously named “Cedelbank” and the entity previously named “Deutsche Borse Clearing AG.”

          Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, “CSSF,” which supervises Luxembourg banks. Clearstream, Luxembourg’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream,

Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

          Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

          The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

          Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the Certificate Owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Certificate Owners that it represents.

          Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to offered certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Because DTC can only act on behalf of Financial Intermediaries, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

          Monthly and annual reports on the issuing entity provided by the trustee to Cede & Co., as nominee of DTC, may be made available to Certificate Owners upon request, in accordance with the DTC Rules and the rules, regulations and procedures creating and affecting the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such Certificate Owners are credited.

          DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

          Definitive Certificates will be issued to Certificate Owners, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor, or (b) after the occurrence of an event of default under the pooling and servicing agreement), beneficial owners having not less than 51% of the voting rights (as defined in the pooling and servicing agreement) evidenced by the offered certificates advise the trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

          Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related offered certificates under the pooling and servicing agreement.

          Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

          The Class 1-A-1, Class 1-A-2, Class 2-A-1 and Class 2-A-2 Certificates (we sometimes refer to these classes of certificates as the “LIBOR Certificates”) will bear interest during their initial interest accrual period at the applicable initial pass-through rate set forth in the table under “—Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “—Interest” below.

          LIBOR applicable to an interest accrual period will be determined on the second London Business Day prior to the commencement of such interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date for the LIBOR Certificates, the trustee, as calculation agent (in such capacity, the “Calculation Agent”), will establish LIBOR for the interest accrual period on the basis of the British Bankers’ Association (“BBA”) “Interest Settlement Rate” for one-month deposits in U.S. dollars as found on Moneyline Telerate Page 3750 as of 11:00 a.m. London time on each LIBOR Determination Date. Interest Settlement Rates currently are based on rates quoted by sixteen BBA designated banks as being, in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the result (expressed as a percentage) out to six decimal places, and rounding to five decimal places. “Moneyline Telerate Page 3750” means the display page currently so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices). “London Business Day” means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

          If on any LIBOR Determination Date, the Calculation Agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period will be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—LIBOR.”

Payments on Mortgage Loans; Accounts

          On or before the closing date, the servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The servicer will deposit or cause to be deposited in the Certificate Account all amounts required to be deposited in it under the pooling and servicing agreement. The servicer may withdraw funds from the Certificate Account for purposes set forth in the pooling and servicing agreement. On or before the closing date, the trustee will establish an account (the “Distribution Account”), which will be maintained with the trustee in trust for the benefit of the certificateholders. On or prior to the business day immediately preceding each Distribution Date, the servicer will withdraw from the Certificate Account the amount of Available Funds and prepayment charges for that Distribution Date and will deposit such Available Funds and prepayment charges in the Distribution Account. The Class 2-A-2-P1 and Class 2-A-2-P2 Components will be entitled to all prepayment charges received in respect of the Mortgage Loans in Mortgage Pool A and Mortgage Pool B, respectively, and such amounts will not be available for distribution to the holders of the other certificates. There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

          Prior to each Determination Date, the servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the servicer in that report and will be permitted to conclusively rely on any information provided to it by the servicer.

Investments of Amounts Held in Accounts

          Certificate Account. At the direction of the servicer, all funds in the Certificate Account will be invested in permitted investments so long as they are received from the servicer in a timely manner along with specific instructions as to how they are to be invested. All income and gain net of any losses realized from investment of funds in the Certificate Account will be for the benefit of the servicer as additional servicing compensation and will be remitted to it monthly as described herein. The amount of any losses incurred in the Certificate Account in respect of the investments will be deposited by the servicer in the Certificate Account. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account and made in accordance with the pooling and servicing agreement.

          Distribution Account. Funds on deposit in the Distribution Account will not be invested.

Fees and Expenses

          The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Fees

Servicing Fee / Servicer	0.250% per annum of the Stated Principal Balance of each Mortgage Loan (3)	Compensation	Interest collected with respect to each Mortgage Loan and any Liquidation Proceeds or Subsequent Recoveries that are allocable to accrued and unpaid interest (4)	Monthly

Additional Servicing Compensation / Servicer	• Prepayment Interest Excess	Compensation	Interest collections with respect to certain Mortgage Loans that prepay in full	Time to time

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account	Compensation	Investment income related to the Certificate Account	Monthly

	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries	Time to time

Expenses

Insurance expenses / Servicer	Expenses incurred by the servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Advances / Servicer	To the extent of funds available, the amount of any advances	Reimbursement of Expenses

With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)

Time to time

Indemnification expenses/ the seller, the servicer and the depositor	Amounts for which the seller, the servicer and the depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly

(1)

If the trustee succeeds to the position of servicer, it will be entitled to receive the same fees and expenses of the servicer. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the servicer in the case of amounts owed to the servicer) prior to distributions on the certificates.

(3)	The Servicing Fee Rate for each Mortgage Loan will equal 0.250% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)

The servicing fee is payable from interest collections on the Mortgage Loans, but may be paid from any other amounts on deposit in the Certificate Account, if interest collections are insufficient to pay the Servicing Fee.

(5)

“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceeds the sum of (i) the unpaid principal balance of the Mortgage Loans and (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(6)

Reimbursement of advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the seller, the servicer and the depositor are entitled to indemnification of certain expenses.

Distributions

          Distributions on the certificates will be made by the trustee on the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in March 2007 (each, a “Distribution Date”), to the persons in whose names such certificates are registered at the close of business on the Record Date. The “Record Date” for (x) the LIBOR Certificates, so long as such certificates are Book-Entry Certificates, is the business day immediately prior to such Distribution Date and (y) for any other class of certificates and any Definitive Certificates, is the last business day of the month immediately preceding the month of such Distribution Date.

          Distributions on each Distribution Date will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or in the case of a certificateholder who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of such certificateholder at a bank, or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of such certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

          As more fully described in this free writing prospectus, distributions on the senior certificates will be made on each Distribution Date based on the Available Funds of the related collateral allocation group for such Distribution Date and, in certain circumstances, from any Available Funds from the other collateral allocation groups remaining after distribution to the senior certificates related to those collateral allocation groups, and distributions on the subordinated certificates will be based on any remaining Available Funds for all collateral allocation groups (other than collateral allocation group PO) for such Distribution Date after giving effect to distributions on all related classes of senior certificates and payment in respect of related PO Deferred Amounts, and will be made in the following order of priority:

1.	to interest on each interest-bearing class of senior certificates in the related senior certificate group, pro rata based on their respective Interest Distribution Amounts;

2.

to principal on the classes of senior certificates in the related collateral allocation group then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under “Description of the Certificates — Principal,” in each case with respect to collateral allocation group 1 and collateral allocation group 2 in an aggregate amount up to the maximum amount of principal to be distributed on the classes of certificates in the related senior certificate group on the Distribution Date and with respect to collateral allocation group PO, the related Principal Amount;

3.

to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the subordinated certificates; and

4.

to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations (except that interest distributions will be made on a pro rata basis to the Class B-1 and Class B-IO Certificates, and interest distributions will be made on a pro rata basis to the Class B-2 and Class B-2IO Certificates), in each case subject to (x) any payments that may be required to be made as described in this free writing prospectus under “—Cross-Collateralization” and (y) the limitations set forth in this free writing prospectus under “Description of the Certificates — Interest” and “—Principal.”

          “Available Funds” for any Distribution Date and each collateral allocation group will be equal to the sum of the related Applicable Fraction for each Mortgage Loan contributing to that collateral allocation group of the principal portion of the following amounts and the related interest portion thereof (based on the applicable Designated Rates) following amounts for:

•

tall scheduled installments of interest (net of the Expense Fees) and principal due on each such Mortgage Loan on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

•

all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to each such Mortgage Loan or portion thereof, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries on each such Mortgage Loan;

•

all partial or full prepayments with respect to each such Mortgage Loan received during the related Prepayment Period, together with all interest paid in connection with the prepayment, other than certain excess amounts, and Compensating Interest; and

•

amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or such a Mortgage Loan repurchased by the seller or the servicer as of the Distribution Date;

reduced by amounts in reimbursement for advances previously made and other amounts as to which the servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

          The classes of offered certificates entitled to receive distributions of interest will have the respective pass-through rates set forth on the cover page of this free writing prospectus or described below.

          Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the initial pass-through rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable maximum and minimum pass-through rates, at the per annum rate determined by reference to LIBOR as described below:

Class	Initial Pass- Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Class Pass-Through Rate

Class 1-A-1	5.7700%	6.50%/0.45%	LIBOR + 0.45%

Class 1-A-2	5.5967%	46.3833317%/0.00%	46.3833317% - (LIBOR X 7.66666636)

Class 2-A-1	5.6300%	7.00%/0.31%	LIBOR + 0.31%

Class 2-A-2	1.3700%	6.69%/0.00%	6.69% – LIBOR

          The pass-through rate for the Class B-1 Certificates for the interest accrual period related to each Distribution Date will be a per annum rate equal to the Weighted Average Rate for that interest accrual period minus

0.3937%. The pass-through rate for the Class B-1 Certificates for the first interest accrual period is expected to be approximately 6.0001% per annum.

          The pass-through rate for the Class B-2 Certificates for the interest accrual period related to each Distribution Date will be a per annum rate equal to the Weighted Average Rate for that interest accrual period minus 0.1437%. The pass-through rate for the Class B-2 Certificates for the first interest accrual period is expected to be approximately 6.2501% per annum.

          The pass-through rate for the Class B-3, Class B-4, Class B-5 and Class B-6 Certificates for the interest accrual period related to each Distribution Date will be a per annum rate equal to the Weighted Average Rate. The pass-through rate for the Class B-3, Class B-4, Class B-5 and Class B-6 Certificates for the first interest accrual period is expected to be approximately 6.3938% per annum.

          The “Weighted Average Rate” for any interest accrual period related to a Distribution Date is the sum of:

•

5.75% multiplied by the excess of the sum of the related Applicable Fraction for collateral allocation group 1 of the aggregate Stated Principal Balance of each Mortgage Loan included in collateral allocation group 1 as of the Due Date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior date) over the aggregate Class Certificate Balance of the group 1 senior certificates immediately prior to that Distribution Date; and

•

7.00% multiplied by the excess of the sum of the related Applicable Fraction for collateral allocation group 2 of the aggregate Stated Principal Balance of each Mortgage Loan included in collateral allocation group 2 as of the Due Date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior date) over the aggregate Class Certificate Balance of the group 2 senior certificates immediately prior to that Distribution Date;

          divided by the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date.

          On each Distribution Date, to the extent of funds available, each interest-bearing class of certificates will be entitled to receive an amount allocable to interest for the related interest accrual period. This “Interest Distribution Amount” for any interest-bearing class will be equal to the sum of (a) interest accrued during the related interest accrual period at the applicable pass-through rate on the related Class Certificate Balance or Notional Amount, as the case may be, immediately prior to the applicable Distribution Date and (b) the sum of the amounts, if any, by which the amount described in clause (a) above on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called “unpaid interest amounts”). The Class PO Certificates are principal only certificates and will not bear interest.

          With respect to each Distribution Date for the LIBOR Certificates, the “interest accrual period” will be the one-month period commencing on the Distribution Date in the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, the February 25, 2007) and ending on the day immediately preceding the related Distribution Date. With respect to each Distribution Date for all other classes of interest-bearing certificates, the interest accrual period will be the calendar month preceding the month of the Distribution Date. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

          The interest entitlement described above for each interest-bearing class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by (a) the related collateral allocation group, with respect to the senior certificates and (b) each collateral allocation group, with respect to the subordinated certificates. With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that Distribution Date and

•

the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Special Hazard Loss, Fraud Loss, Debt Service Reduction or Deficient Valuation, after the exhaustion of the respective amounts of coverage provided by the subordinated certificates for those types of losses.

          Net Interest Shortfalls for a collateral allocation group on any Distribution Date will be allocated pro rata among all interest-bearing classes in the related senior certificate group on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive (or, in the case of the subordinated certificates, be deemed to be entitled to receive based on the subordinated class’ share of the Assumed Balance, as described more fully below) on such Distribution Date, before taking into account any reduction in such amounts from such Net Interest Shortfalls. Notwithstanding the foregoing, on any Distribution Date after the Senior Termination Date, Net Interest Shortfalls for the related collateral allocation group will be allocated to the classes of subordinated certificates based on the amount of interest each such class of subordinated certificates would otherwise be entitled to receive on that Distribution Date.

          The “Assumed Balance” for a Distribution Date and collateral allocation group (other than collateral allocation group PO) is equal to the Subordinated Percentage for that Distribution Date of the related Applicable Fraction of the aggregate Stated Principal Balance of the Mortgage Loans in each Mortgage Pool. A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or any similar state or local law.

          With respect to any Distribution Date, a net prepayment interest shortfall for a collateral allocation group (other than collateral allocation group PO) is the amount by which the Applicable Fraction for that collateral allocation group of the aggregate of the prepayment interest shortfalls experienced by the Mortgage Loans during the related Prepayment Period exceeds the sum of (x) the Compensating Interest for that Distribution Date and collateral allocation group and (y) the excess, if any, of the Compensating Interest for the other collateral allocation group over the prepayment interest shortfall for that collateral allocation group and Distribution Date. A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of a Prepayment Period occurring in the month prior to the month of the applicable Distribution Date is less than one month’s interest at the related Mortgage Rate, net of the servicing fee rate, on the Stated Principal Balance of the Mortgage Loan.

          If on any Distribution Date, Available Funds in the Certificate Account for a collateral allocation group (other than collateral allocation group PO) applied in the order described above under “— Priority of Distributions Among Certificates” are insufficient to make a full distribution of the interest entitlement on the certificates related to that collateral allocation group, interest will be distributed on each class of certificates in that certificate group of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates in that certificate group will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans in that collateral allocation group were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Principal

          As of any Distribution Date, principal on the senior certificates will generally be paid from principal received or advanced with respect to the Mortgage Loans that have been allocated to the related collateral allocation group. Principal received or advanced on the Mortgage Loans will be allocated to the various collateral allocation groups on the basis of the Applicable Fractions of each Mortgage Loan.

          The specified portions of principal collections on each Mortgage Loan allocable to a collateral allocation group and distributable to the related certificates were calculated for the purpose of “ratio stripping” each Mortgage Loan or, in other words, allocating the Mortgage Loans or portions thereof to collateral allocation groups in such a way as to ensure that interest collections on the Mortgage Loans will be sufficient to support the interest rate on the certificates related to the collateral allocation groups that share principal of the Mortgage Loans (such rate, the “Designated Rate”). Because certificateholders’ entitlements to principal will be primarily based on distributions from the related collateral allocation groups, the performance of the Mortgage Loans or portions thereof allocated to each of those collateral allocation groups will determine the principal distributions of each related class of certificates on each Distribution Date. Prospective investors should also consider that the Mortgage Loans contributing to each collateral allocation group have different characteristics – in particular, mortgage rates – that will have particular bearing on the prepayment experience of the related Mortgage Loan or portion thereof allocated to that collateral allocation group and, therefore, the related certificates.

          Distributions of principal on the certificates will be made on each Distribution Date in an aggregate amount equal to the related Principal Distribution Amount, to the extent of amounts available to make those payments in accordance with the priorities set forth under “—Priority of Distributions” below. During the first five years following the closing date, principal prepayments on the Mortgage Loans in each collateral allocation group (other than collateral allocation group PO) will be allocated to the related senior certificates. This disproportionate allocation of unscheduled payments in respect of principal will have the effect of accelerating the amortization of the senior certificates related to a collateral allocation group, while, in the absence of Realized Losses, increasing the relative percentage interest in the Mortgage Loans evidenced by the subordinated certificates. Increasing the proportionate interest of the subordinated certificates relative to that of the related senior certificates is intended to preserve the limited protection provided to the senior certificates by the subordination of the subordinated certificates. The Class 2-A-2, Class B-1IO and Class B-2IO Certificates are interest only certificates. No principal will be distributable on these classes.

          Collateral Allocation Groups

          General. On each Distribution Date, the Principal Amount for a collateral allocation group (other than collateral allocation group PO) will be distributed as principal with respect to the related group of senior certificates in an amount up to the related Senior Principal Distribution Amount and as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount for that collateral allocation group.

          The “Principal Amount” for any Distribution Date will be:

•	for collateral allocation group PO, the sum of:

	(a)	the related Applicable Fraction of all monthly payments of principal due on each Mortgage Loan on the related Due Date,

(b)

the related Applicable Fraction of the principal portion of the purchase price of each Mortgage Loan that was repurchased by the seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date, excluding any Mortgage Loan that was repurchased due to a modification of the Mortgage Loan in lieu of refinancing,

	(c)	the related Applicable Fraction of the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

(d)

the related Applicable Fraction of any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)

the related Applicable Fraction of with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

(f)

the related Applicable Fraction of all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loans that was repurchased due to modification of the Mortgage Loan in lieu of refinancing, and

	(g)	the related Applicable Fraction of any Subsequent Recoveries with respect to the Mortgage Loans received during the calendar month preceding the month of the Distribution Date;

•	for collateral allocation group 1, the sum of:

	(a)	the related Applicable Fractions of all monthly payments of principal due on each Mortgage Loan on the related Due Date,

(b)

the related Applicable Fractions of the principal portion of the purchase price of each Mortgage Loan that was repurchased by the seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date, excluding any Mortgage Loan that was repurchased due to a modification of the Mortgage Loan in lieu of refinancing,

	(c)	the related Applicable Fractions of the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

(d)

the related Applicable Fractions of any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)

the related Applicable Fractions of with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

(f)

the related Applicable Fractions of all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loans that was repurchased due to modification of the Mortgage Loan in lieu of refinancing, and

	(g)	the related Applicable Fractions of any Subsequent Recoveries with respect to the Mortgage Loans received during the calendar month preceding the month of the Distribution Date;

•	for collateral allocation group 2, the sum of:

	(a)	the related Applicable Fraction of all monthly payments of principal due on each Mortgage Loan on the related Due Date,

(b)

the related Applicable Fraction of the principal portion of the purchase price of each Mortgage Loan that was repurchased by the seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date, excluding any Mortgage Loan that was repurchased due to a modification of the Mortgage Loan in lieu of refinancing,

	(c)	the related Applicable Fraction of the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

	(d)	the related Applicable Fraction of any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated

Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)

the related Applicable Fraction of with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

(f)

the related Applicable Fraction of all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loans that was repurchased due to modification of the Mortgage Loan in lieu of refinancing, and

(g)	the related Applicable Fraction of any Subsequent Recoveries with respect to the Mortgage Loans received during the calendar month preceding the month of the Distribution Date.

          Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount for each collateral allocation group (other than collateral allocation group PO), up to the amount of the related Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates as follows:

(a)	for collateral allocation group 1 concurrently:

(a) 33.4459841436437%, concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(b) 66.5540158563563% in the following priority:

(i) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

(ii) to the Class 1-A-4 Certificates, the Priority Amount, until its Class Certificate Balance is reduced to zero;

(iii) to the Class 1-A-3 Certificates, until its Class Certificate Balance is reduced to zero; and

(iv) to the Class 1-A-4 Certificates, without regard to the Priority Amount, until its Class Certificate Balance is reduced to zero; and

(b)	for collateral allocation group 2, to the Class 2-A-1 Certificates, until its Class Certificate Balance is reduced to zero.

          On each Distribution Date on and after the Senior Credit Support Depletion Date, the Principal Amount for collateral allocation group 1 will be distributed, concurrently as principal of the classes of group 1 senior certificates, pro rata, in accordance with their respective Class Certificate Balances immediately before that Distribution Date.

          On each Distribution Date, the Principal Amount for collateral allocation group PO will be distributed as principal of the Class PO Certificates, until its Class Certificate Balance is reduced to zero.

          The capitalized terms used in this free writing prospectus shall have the following meanings:

          The “Due Period” means for any Distribution Date, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

          The “Senior Principal Distribution Amount” for each collateral allocation group (other than collateral allocation group PO) for any Distribution Date will equal the sum of

(i) the related Senior Percentage of all amounts described in clauses (a) through (d) of the definition of Principal Amount for that collateral allocation group for that Distribution Date,

(ii) for each Mortgage Loan allocated to that collateral allocation group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

          (a) the related Senior Percentage of the related Applicable Fraction of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date and

(b) either

          (x) if no Excess Losses were sustained on a Liquidated Mortgage Loan during the preceding calendar month, the related Senior Prepayment Percentage of the related Applicable Fraction of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan or

          (y) if an Excess Loss was sustained on the Liquidated Mortgage Loan during the preceding calendar month, the applicable Senior Percentage of the related Applicable Fraction of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan, and

(iii) the Senior Prepayment Percentage of the amounts described in clauses (f) and (g) of the definition of Principal Amount for that collateral allocation group and the Distribution Date;

provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained on a Mortgage Loan that is not a Liquidated Mortgage Loan, the Senior Principal Distribution Amount for each collateral allocation group will be reduced on the related Distribution Date by the related Senior Percentage of the related Applicable Fraction of the principal portion of the Bankruptcy Loss; provided, further, however, that on any Distribution Date after the Senior Termination Date, if the remaining certificates are senior certificates, the Senior Principal Distribution Amount for the remaining certificates will be calculated pursuant to the above formula based on all the Mortgage Loans in the issuing entity, as opposed to only the Mortgage Loans in that collateral allocation group.

          The “Priority Amount” for any Distribution Date and collateral allocation group 1 will equal the sum of (i) the product of (A) 66.5540158563563% of the Scheduled Principal Distribution Amount, (B) the Senior Percentage, (C) the Shift Percentage and (D) the Priority Percentage and (ii) the product of (A) 66.5540158563563% of the Unscheduled Principal Distribution Amount, (B) the Senior Prepayment Percentage, (C) the Shift Percentage and (D) the Priority Percentage.

          “Priority Percentage” for any Distribution Date and collateral allocation group 1, will equal the percentage equivalent of a fraction, the numerator of which is the Class Certificate Balance of the Class 1-A-4 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance of the Class 1-A-3 and Class 1-A-4 Certificates immediately prior to such Distribution Date..

          “Scheduled Principal Distribution Amount” for any Distribution Date and collateral allocation group 1 will equal the related Senior Percentage of all amounts described in subclauses (a) through (d) of the definition of Principal Amount for collateral allocation group 1 for that Distribution Date; provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained with respect to a Mortgage Loan that is not a Liquidated

Mortgage Loan, the Scheduled Principal Distribution Amount will be reduced on the related Distribution Date by the related Applicable Fraction of the principal portion of that Bankruptcy Loss.

          The “Unscheduled Principal Distribution Amount” for any Distribution Date and collateral allocation group 1 will equal, the sum of the amounts described in subclauses (e) through (g) of the definition of Principal Amount for collateral allocation group 1 for that Distribution Date.

          The “Shift Percentage” for (i) any Distribution Date occurring during the five-year period beginning on the first Distribution Date will equal 0% and (ii) any Distribution Date thereafter, will equal: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

          The “Senior Credit Support Depletion Date” is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

          A “senior certificate group” is any of (x) the group 1 senior certificates or (y) the group 2 senior certificates.

          The “Pool Balance” for any Distribution Date and either Mortgage Pool will be the aggregate Stated Principal Balance of the Mortgage Loans in that Mortgage Pool as of the related Due Date.

          “Prepayment Period” means for any Distribution Date and Due Date, the period commencing on the sixteenth day of the prior calendar month (or, in the case of the first Distribution Date, the Cut-off Date) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

          “Contributed Principal Balance” means for any Mortgage Loan with respect to a collateral allocation group the related Applicable Fraction of the Stated Principal Balance of that Mortgage Loan.

          “Stated Principal Balance” means for any Mortgage Loan and any Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at the time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) previous partial prepayments of principal and the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor and (ii) liquidation proceeds allocable to principal received in the prior calendar month and prepayments of principal received through the last day of the Prepayment Period in which the Due Date occurs, in each case, with respect to that Mortgage Loan. The pool principal balance equals the aggregate Stated Principal Balance of the Mortgage Loans.

          The “Senior Percentage” for each collateral allocation group (other than collateral allocation group PO) and Distribution Date is the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the senior certificates related to that collateral allocation group immediately before the Distribution Date and the denominator of which is the sum of the related Applicable Fraction of the Stated Principal Balance of each Mortgage Loan included in that collateral allocation group, each as of the Due Date occurring in the month prior to the month of that Distribution Date (after giving effect to prepayments in the Prepayment Period related to that Due Date); provided, however, that on any Distribution Date after the Senior Termination Date, the Senior Percentage of the remaining senior certificate group is the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the certificates (other than the Notional Amount Certificates) of such remaining senior certificate group immediately prior to such date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates (other than the Class PO Certificates) immediately prior to such Distribution Date. For any Distribution Date on or prior to the Senior Termination Date, the “Subordinated Percentage” for the portion of the subordinated certificates relating to a collateral allocation group will be calculated as the difference between 100% and the Senior Percentage of the senior certificate group relating to that collateral allocation group on such Distribution Date. After the Senior Termination Date, the “Subordinated Percentage” will represent the entire interest of the subordinated certificates in the

Mortgage Loans and will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

          The “Senior Prepayment Percentage” for each collateral allocation group (other than collateral allocation group PO) for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, each Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the Class PO Certificates and the Notional Amount Certificates) that receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates. The “Subordinated Prepayment Percentage” for a collateral allocation group (other than collateral allocation group PO) as of any Distribution Date will be calculated as the difference between 100% and the related Senior Prepayment Percentage on that Distribution Date.

          The Senior Prepayment Percentage of a collateral allocation group (other than collateral allocation group PO) for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinated Percentage for the Distribution Date; and for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date (unless on any Distribution Date the Senior Percentage of a senior certificate group exceeds the initial Senior Percentage of such senior certificate group, in which case each Senior Prepayment Percentage for each senior certificate group for the Distribution Date will once again equal 100%).

          Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage for any collateral allocation group will occur unless both of the step down conditions listed below are satisfied with respect to all collateral allocation groups:

•

the outstanding principal balance of all Mortgage Loans or portions thereof in a collateral allocation group (other than collateral allocation group PO) delinquent 60 days or more (averaged over the preceding six month period) (including any Mortgage Loans subject to foreclosure proceedings, real estate owned by the issuing entity and Mortgage Loans the mortgagors of which are in bankruptcy), as a percentage of (a) if such date is on or prior to the Senior Termination Date, the Subordinated Percentage for that collateral allocation group of the related Applicable Fraction of the aggregate Stated Principal Balance of the Mortgage Loans in each Mortgage Pool or (b) if such date is after the Senior Termination Date, the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date, does not equal or exceed 50%; and

•	cumulative Realized Losses on the Mortgage Loans or portions thereof in each collateral allocation group do not exceed

•

commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of (i) if such date is on or prior to Senior Termination Date, the Subordinated Percentage for that collateral allocation group of the related Applicable Fraction of the aggregate Stated Principal Balances of the Mortgage Loans in each Mortgage Pool or (ii) if such date is after the Senior Termination Date, the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (in either case, the “original subordinate principal balance”),

	•	commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

          The “Senior Termination Date” for a senior certificate group is the date on which the aggregate Class Certificate Balance of the senior certificates of such senior certificate group is reduced to zero.

          If on any Distribution Date the allocation to the class or classes of senior certificates (other than the Class PO Certificates) then entitled to distributions of principal and other amounts in the percentages required above would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the class or classes of certificates of the related Senior Percentage and Senior Prepayment Percentage of those amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balance(s) to zero.

Cross-Collateralization

          If on any Distribution Date the aggregate Class Certificate Balance of the senior certificates (other than the Class PO Certificates) of a senior certificate group after giving effect to distributions to be made on that Distribution Date, is greater than the related Applicable Fraction of the aggregate Stated Principal Balance of the Mortgage Loans in both Mortgage Pools (any such group, the “Undercollateralized Group”), all amounts otherwise distributable as principal to the subordinated certificates (or, following the Senior Credit Support Depletion Date, the amounts described in the following sentence) will be distributed as principal to the senior certificates of the Undercollateralized Group until the aggregate Class Certificate Balance of the senior certificate of the Undercollateralized Group equals in the case of a collateral allocation group, the Applicable Fraction of the aggregate Stated Principal Balance of the Mortgage Loans in both Mortgage Pools (such distribution, an “Undercollateralization Distribution”). If the senior certificates of a senior certificate group constitute an Undercollateralized Group on any Distribution Date following the Senior Credit Support Depletion Date, Undercollateralization Distributions will be made from the excess of the Available Funds for the other collateral allocation group (other than collateral allocation group PO) remaining after all required amounts for that Distribution Date have been distributed to the senior certificates of that related senior certificate group. Accordingly, the subordinated certificates will not receive distributions of principal until each Undercollateralized Group is no longer undercollateralized.

          All distributions described in this “Cross-Collateralization” section will be made in accordance with the priorities set forth under “Distributions on the Certificates — Principal — Collateral Allocation Group 1-- Senior Principal Distribution Amount” and “Distributions on the Certificates — Principal — Collateral Allocation Group 2-- Senior Principal Distribution Amount” above and “— Subordinated Principal Distribution Amount” below.

          Subordinated Principal Distribution Amount. On each Distribution Date and with respect to each collateral allocation group (other than collateral allocation group PO), to the extent of Available Funds, (x) in the case of collateral allocation group 1, the Principal Amount for collateral allocation group 1, up to the amount of the Subordinated Principal Distribution Amount for collateral allocation group 1 for the Distribution Date or (y) in the case of collateral allocation group 2, the Principal Amount for collateral allocation group 2, up to the amount of the Subordinated Principal Distribution Amount for collateral allocation group 2 for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution

Amount from all collateral allocation groups (based on its Class Certificate Balance), in each case to the extent of the amount available from Available Funds from all collateral allocation groups for distribution of principal. Distributions of principal of the subordinated certificates’ pro rata share of the Subordinated Principal Distribution Amount will be made sequentially to the classes of subordinated certificates in the order of their numerical class designations, beginning with the Class B-1 Certificates, until their respective Class Certificate Balances are reduced to zero.

          With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the sum of the Class Subordination Percentages of such class and all classes of subordinated certificates that have lower priorities of distribution than that class (the “Applicable Credit Support Percentage”) is less than the Applicable Credit Support Percentage for that class on the date of issuance of the certificates (the “Original Applicable Credit Support Percentage”), no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the “Restricted Classes”) and the amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

          The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of that class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates immediately before the Distribution Date.

          The approximate Original Applicable Credit Support Percentages for the subordinated certificates on the date of issuance of the certificates are expected to be as follows:

Class B-1	5.99%
Class B-2	3.40%
Class B-3	2.25%
Class B-4	1.40%
Class B-5	0.85%
Class B-6	0.40%

          The “Subordinated Principal Distribution Amount” for any Distribution Date and any collateral allocation group (other than collateral allocation group PO) will equal the sum of:

•

the related Subordinated Percentage for that collateral allocation group, of all amounts described in clauses (a) through (d) of the definition of Principal Amount for that collateral allocation group and that Distribution Date,

•

for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the related Applicable Fraction of the portion of the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to clause (ii) of the definition of Senior Principal Distribution Amount up to the related Subordinated Percentage of the related Applicable Fraction of the Stated Principal Balance of the Mortgage Loan, as of the Due Date in the month preceding the month of that Distribution Date, and

•

the related Subordinated Prepayment Percentage for that collateral allocation group of the amounts described in clauses (f) and (g) of the definition of Principal Amount for that collateral allocation group and that Distribution Date.

          On any Distribution Date after the Senior Termination Date, the Subordinated Principal Distribution Amount will not be calculated by collateral allocation group but will equal the amount calculated pursuant to the applicable formula set forth above based on the applicable Subordinated Percentage or Subordinated Prepayment Percentage, as applicable, for the subordinated certificates for such Distribution Date with respect to all of the Mortgage Loans as opposed to the Mortgage Loans in the related collateral allocation group.

          Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, regardless of whether they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R

Certificates will be entitled to receive any Available Funds for any collateral allocation group remaining after payment of interest and principal on the senior certificates. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

          On each Distribution Date, the related Applicable Fraction of any Realized Loss, including any Excess Loss, on a Discount Mortgage Loan will be allocated to the Class PO Certificates, until its Class Certificate Balance is reduced to zero. The amount of any Realized Loss, other than an Excess Loss allocated in accordance with the previous sentence one or before the Senior Credit Support Depletion Date, will be treated as a “Class PO Deferred Amount.” To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable from Available Funds for the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the subordinated certificates. Any distribution of Available Funds in a collateral allocation group (other than collateral allocation group PO) in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balances of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

          On each Distribution Date, the portion of the related Applicable Fraction of any Realized Loss on the Mortgage Loans in any collateral allocation group (other than collateral allocation group PO), other than any Excess Loss, will be allocated first to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of each class of subordinated certificates has been reduced to zero, and then to the senior certificates of the related senior certificate group (other than the Notional Amount Certificates) pro rata, based upon their respective Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero.

          On each Distribution Date, the related Applicable Fraction of Excess Losses on the Mortgage Loans related to a collateral allocation group (other than collateral allocation group PO) will be allocated among the classes of senior certificates of the related senior certificate group and the subordinated certificates as follows:

•

the related Applicable Fraction for that collateral allocation group of the applicable Senior Percentage of such Excess Loss, will be allocated among the classes of senior certificates in that senior certificate group (other than the Notional Amount Certificates), pro rata, based on their Class Certificate Balances and

•

the related Applicable Fraction for that collateral allocation group of the applicable Subordinated Percentage of such Excess Loss, will be allocated among the classes of subordinated certificates, pro rata, based on each class’ share of the Assumed Balance for the applicable collateral allocation group.

          The share of the Assumed Balance for each class of subordinated certificates and a collateral allocation group (other than collateral allocation group PO) will be based on the Class Certificate Balance of each class of subordinated certificates; provided, however, on any Distribution Date after the Senior Termination Date, such Excess Losses on the Mortgage Loans in the related collateral allocation group will be allocated to the subordinated certificates based upon their respective Class Certificate Balances; provided further, however, on any Distribution Date on and after the Senior Credit Support Depletion Date, the related Applicable Fraction of any Excess Loss on a Mortgage Loan will be allocated pro rata among the classes of senior certificates in the related senior certificate group.

          Because principal distributions are made to some classes of certificates (other than the Class PO Certificates and the Notional Amount Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

          In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan. “Excess Losses” are Special Hazard Losses in excess of the Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the Fraud Loss Coverage Amount. “Bankruptcy Losses” are losses that are incurred as a result of Debt Service Reductions and Deficient Valuations. “Special Hazard Losses” are Realized Losses in respect of Special Hazard Mortgage Loans. “Fraud Losses” are losses sustained on a Liquidated Mortgage Loan by reason of a default arising from fraud, dishonesty or misrepresentation.

          A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the servicer has determined that all recoverable liquidation and insurance proceeds have been received. A “Special Hazard Mortgage Loan” is a Liquidated Mortgage Loan as to which the ability to recover the full amount due thereunder was substantially impaired by a hazard not insured against under a standard hazard insurance policy.

          “Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

Credit Enhancement

Subordination

          Any Realized Losses, other than Excess Losses, that are allocated to the senior certificates will be allocated as described under“Description of the Certificates—Allocation of Losses” in this free writing prospectus.

          The rights of the holders of the subordinated certificates to receive distributions with respect to the Mortgage Loans will be subordinated to the rights of the holders of the senior certificates and the rights of the holders of each class of subordinated certificates (other than the Class B-1 Certificates) to receive the distributions that are allocated to the subordinated certificates will be further subordinated to the rights of the class or classes of subordinated certificates with lower numerical class designations, in each case only to the extent described in this free writing prospectus. The subordination of the subordinated certificates to the senior certificates and the subordination of the classes of subordinated certificates with higher numerical class designations to those with lower numerical class designations is intended to increase the likelihood of receipt, respectively, by the senior certificateholders and the holders of the subordinated certificates with lower numerical class designations of the maximum amount to which they are entitled on any Distribution Date and to provide the holders protection against Realized Losses, other than Excess Losses. In addition, the subordinated certificates will provide limited protection against Special Hazard Losses, Bankruptcy Losses and Fraud Losses up to the Special Hazard Loss Coverage Amount, Bankruptcy Loss Coverage Amount and Fraud Loss Coverage Amount, respectively, as described in the following paragraphs. The related Applicable Fraction of Realized Losses, other than Excess Losses, for each collateral allocation group (other than collateral allocation group PO) will be allocated to the subordinated certificates then outstanding with the highest numerical class designation. In addition, the Certificate Balance of the subordinated certificates having the highest numerical designation will be reduced by the amount of distributions on the Class PO Certificates in reimbursement for Class PO Deferred Amounts.

          The subordinated certificates will provide limited protection to the classes of certificates of higher relative priority against

•	Special Hazard Losses in an initial amount expected to be up to approximately $3,713,881 (the “Special Hazard Loss Coverage Amount”),

•	Bankruptcy Losses in an initial amount expected to be up to approximately $128,013 (the “Bankruptcy Loss Coverage Amount”), and

•	Fraud Losses in an initial amount expected to be up to approximately $7,427,763 (the “Fraud Loss Coverage Amount”).

The Special Hazard Loss Coverage Amount will be reduced, from time to time, to be an amount equal on any Distribution Date to the lesser of

•	that Special Hazard Loss Coverage Amount as of the closing date less the amount, if any, of losses attributable to Special Hazard Mortgage Loans, incurred since the closing date, or

•	the greatest of

•	1% of the aggregate of the principal balances of the Mortgage Loans,

•	twice the principal balance of the largest Mortgage Loan, and

•

the aggregate principal balances of the Mortgage Loans, secured by mortgaged properties located in the single California postal zip code area having the highest aggregate principal balance of any ZIP code area.

All principal balances for the purpose of this definition will be calculated as of the first day of the month before the month in which the Distribution Date occurs after giving effect to scheduled installments of principal and interest on the Mortgage Loans then due, whether or not paid.

          The Fraud Loss Coverage Amount will be reduced, from time to time, by the amount of Fraud Losses allocated to the Certificates. In addition, the Fraud Loss Coverage Amount will be reduced on the fifth anniversary of the Cut-off Date, to zero and on the first, second, third and fourth anniversaries of the Cut-off Date, to an amount equal to the lesser of:

•	2% of the then current pool principal balance, in the case of the first such anniversary and 1% as of the second, third and fourth such anniversaries,

and

•	the excess of:

•	the Fraud Loss Coverage Amount as of the preceding anniversary of the Cut-off Date over

•	the cumulative amount of Fraud Losses allocated to the certificates since the preceding anniversary.

          The Bankruptcy Loss Coverage Amount will be reduced, from time to time, by the amount of Bankruptcy Losses allocated to the subordinated certificates.

          The amount of coverage provided by the subordinated certificates for Special Hazard Losses, Bankruptcy Losses and Fraud Losses may be cancelled or reduced from time to time for each of the risks covered, provided that the then current ratings of the certificates assigned by the rating agencies are not adversely affected as a result. In addition, a reserve fund or other form of credit enhancement may be substituted for the protection provided by the subordinated certificates for Special Hazard Losses, Bankruptcy Losses and Fraud Losses.

          A “Deficient Valuation” is a bankruptcy proceeding whereby the bankruptcy court may establish the value of the mortgaged property at an amount less than the then outstanding principal balance of the Mortgage Loan secured by the mortgaged property or may reduce the outstanding principal balance of a Mortgage Loan. In the case of a reduction in that value of the mortgaged property, the amount of the secured debt could be reduced to that value, and the holder of the Mortgage Loan thus would become an unsecured creditor to the extent the outstanding principal balance of the Mortgage Loan exceeds the value so assigned to the mortgaged property by the bankruptcy court. In addition, other modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including the reduction (a “Debt Service Reduction”) of the amount of the monthly payment on the Mortgage Loan. However, none of these shall be considered a Debt Service Reduction or Deficient Valuation so long as the servicer is pursuing any other remedies that may be available with respect to the Mortgage Loan and either the Mortgage Loan has not incurred payment default or scheduled monthly payments of principal and interest are being advanced by the servicer without giving effect to any Debt Service Reduction or Deficient Valuation.